===============================================================================

                                GLOBALSTAR, L.P.

                        ---------------------------------


                                  $500,000,000

                                CREDIT AGREEMENT

                        ---------------------------------

                                 August 5, 1999
                        ---------------------------------



                            BANK OF AMERICA, NATIONAL
                                  ASSOCIATION,
                             as Administrative Agent


                         BANK OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager


                        CREDIT LYONNAIS, NEW YORK BRANCH,
                              as Syndication Agent


                         LEHMAN COMMERCIAL PAPER, INC.,
                             as Documentation Agent

===============================================================================

                                TABLE OF CONTENTS

                                                                            Page


SECTION 1.  DEFINITIONS........................................................1
         1.1  Defined Terms....................................................1
         1.2  Other Definitional Provisions...................................24

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS...................................24
         2.1  Term Commitments................................................24
         2.2  Procedure for Term Loan Borrowing...............................24
         2.3  Repayment of Term Loans.........................................25
         2.4  Revolving Credit Commitments....................................26
         2.5  Commitment/Loan Support.........................................26
         2.6  Procedure for Revolving Credit Borrowing........................28
         2.7  Repayment of Loans; Evidence of Debt............................29
         2.8  Commitment Fees.................................................30
         2.9  Termination or Reduction of Commitments.........................30
         2.10  Prepayments....................................................31
         2.11  Conversion and Continuation Options............................33
         2.12  Minimum Amounts of Eurodollar Tranches.........................34
         2.13  Interest Rates and Payment Dates...............................34
         2.14  Computation of Interest and Fees...............................35
         2.15  Inability to Determine Interest Rate...........................35
         2.16  Pro Rata Treatment and Payments................................36
         2.17  Illegality.....................................................37
         2.18  Other Costs; Increased Costs...................................37
         2.19  Taxes..........................................................39
         2.20  Indemnity......................................................40
         2.21  Purpose........................................................41

SECTION 3.  REPRESENTATIONS AND WARRANTIES....................................41
         3.1  Financial Condition.............................................41
         3.2  No Change.......................................................41
         3.3  Existence; Compliance with Law..................................42
         3.4  Power; Authorization; Enforceable Obligations...................42
         3.5  No Legal Bar....................................................42
         3.6  No Material Litigation..........................................42
         3.7  No Default......................................................43
         3.8  Ownership of Property; Liens....................................43
         3.9  Intellectual Property...........................................43
         3.10  No Burdensome Restrictions.....................................43
         3.11  Taxes..........................................................43
         3.12  Federal Regulations............................................44

                                                                            Page

         3.13  ERISA..........................................................44
         3.14  Investment Company Act; Other Regulations......................44
         3.15  Subsidiaries...................................................44
         3.16  Environmental Matters..........................................44
         3.17  Full Disclosure................................................45
         3.18  Solvency.......................................................45
         3.19  Security Interests; Guarantees.................................46
         3.20  Year 2000 Matters..............................................46
         3.21  Indebtedness...................................................46

SECTION 4.  CONDITIONS PRECEDENT..............................................46
         4.1  Conditions of Initial Loans.....................................46
         4.2  Conditions to all Loans.........................................51

SECTION 5.  AFFIRMATIVE COVENANTS.............................................51
         5.1  Financial Statements............................................51
         5.2  Certificates; Other Information.................................52
         5.3  Payment of Obligations..........................................52
         5.4  Conduct of Business and Maintenance of Existence................53
         5.5  Maintenance of Property; Insurance..............................53
         5.6  Inspection of Property; Books and Records; Discussions..........53
         5.7  Notices.........................................................53
         5.8  Environmental Laws..............................................54
         5.9  Additional Subsidiary Guarantors................................55
         5.10  Material Terms of Other Agreements Being More Restrictive......55

SECTION 6.  NEGATIVE COVENANTS................................................55
         6.1  Financial Condition Covenants...................................55
         6.2  Indebtedness....................................................57
         6.3  Limitation on Liens.............................................58
         6.4  Limitation on Contingent Obligations............................60
         6.5  Limitation on Fundamental Changes...............................60
         6.6  Limitation on Restricted Payments...............................61
         6.7  Investments.....................................................62
         6.8  Limitation on Optional Payments and Modifications of Subordinated
                  Debt and Other Debt Instruments.............................63
         6.9  Affiliates......................................................63
         6.10  Partnership Documents..........................................63
         6.11  Restrictions on Subsidiaries...................................63
         6.12  Restrictive Agreements.........................................64
         6.13  Sale and Leaseback.............................................64
         6.14  Limitation on Changes in Fiscal Year...........................64
         6.15  Existing Globalstar Credit Agreement...........................64

                                                                            Page

SECTION 7.  EVENTS OF DEFAULT.................................................65

SECTION 8.  THE ADMINISTRATIVE AGENT..........................................68
         8.1  Appointment.....................................................68
         8.2  Delegation of Duties............................................68
         8.3  Exculpatory Provisions..........................................69
         8.4  Reliance by the Administrative Agent............................69
         8.5  Notice of Default...............................................69
         8.6  Non-Reliance on the Administrative Agent and Other Lenders......70
         8.7  Indemnification.................................................70
         8.8  The Administrative Agent in Its Individual Capacity.............71
         8.9  Successor Administrative Agent..................................71

SECTION 9.  MISCELLANEOUS.....................................................71
         9.1  Amendments and Waivers..........................................71
         9.2  Notices.........................................................72
         9.3  No Waiver; Cumulative Remedies..................................73
         9.4  Survival of Representations and Warranties......................74
         9.5  Payment of Expenses and Taxes...................................74
         9.6  Successors and Assigns; Participations; Purchasing Lenders......74
         9.7  Adjustments; Set-off............................................77
         9.8  Severability....................................................78
         9.9  Counterparts....................................................78
         9.10  GOVERNING LAW..................................................78
         9.11  Submission To Jurisdiction; Waivers............................78
         9.12  WAIVERS OF JURY TRIAL..........................................79
         9.13  Integration....................................................79
         9.14  Confidentiality................................................79

Annex:

ANNEX A                 -     Pricing Grid



Schedules

SCHEDULE 1.1(a)         -     Commitments and Commitment Percentages
SCHEDULE 3.6            -     Material Litigation
SCHEDULE 3.21           -     Indentures
SCHEDULE 5.5            -     Insurance
SCHEDULE 6.2(j)         -     Existing Indebtedness
SCHEDULE 6.5            -     Sale of Assets
SCHEDULE 6.9            -     Transactions with Affiliates



Exhibits:

EXHIBIT A-1             -     Form of Revolving Note
EXHIBIT A-2             -     Form of Delayed Draw Tranche A Term Note
EXHIBIT A-3             -     Form of Tranche B Term Note
EXHIBIT B-1             -     Form of Opinion of Willkie Farr & Gallagher
EXHIBIT B-2             -     Form of Opinion of General Counsel of Borrower
EXHIBIT B-3             -     Form of Opinion of Bermuda Counsel
EXHIBIT B-4             -     Form of Opinion of Pennsylvania Counsel
EXHIBIT B-5             -     Form of Opinion of California Counsel
EXHIBIT C-1             -     Form of Closing Certificate - Borrower
EXHIBIT C-2             -     Form of Closing Certificate - Other Loan Parties
EXHIBIT D               -     Form of Commitment Transfer Supplement
EXHIBIT E               -     Form of SatCom Guarantee
EXHIBIT F               -     Form of Subsidiary Guarantee
EXHIBIT G               -     Form of Acceptable Letter of Credit
EXHIBIT H               -     Form of Collateral Agency Agreement
EXHIBIT I               -     Form of Exemption Certificate
EXHIBIT J               -     Form of Loral Pledge Agreement
EXHIBIT K               -     Form of Loral Corporation Pledge Agreement
EXHIBIT L               -     Form of Partner Cash Collateral Agreement

                  CREDIT AGREEMENT dated as of August 5, 1999, among GLOBALSTAR, L.P., a Delaware limited partnership (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, the "Lenders"; individually, a "Lender"), and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association ("Bank of America"), as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").


                              W I T N E S S E T H :


                  WHEREAS, the Borrower has requested the Lenders to make loans to the Borrower, the proceeds of which will be used to finance (i) the buildout of a global satellite communications system by the Borrower, (ii) interest payments when due on the loans made pursuant to this Agreement and (iii) its general corporate purposes; and

                  WHEREAS, the Lenders are willing to make such Loans to the Borrower upon the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


                  SECTION 1.1 DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

                  "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                  "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Reference Rate" shall mean the rate of interest per annum publicly announced from time to time by Bank of America as its reference rate (the Reference Rate not being intended to be the lowest rate of interest charged by Bank of America in connection with extensions of credit to debtors); and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

                  "Acceptable Letter of Credit": a letter of credit, substantially in the form of Exhibit G hereto, which satisfies the following conditions: (A) such letter of credit supports a fixed amount of principal of the Loans plus up to 120 days of accrued interest on such principal amount calculated at a rate equal to 11% per annum and based on an assumed year of 360 days, (B) such letter of credit is issued by a bank which has a long-term bank deposit rating of at least A- (or its equivalent) from S&P and at least A3 (or its equivalent) from Moody's, (C) such letter of credit is issued for the account of one or more Partners, (D) such letter of credit is issued in favor of the Collateral Agent for the benefit of the Lenders and (E) at the time of its delivery to the Collateral Agent (i) such letter of credit is accompanied by such legal opinions, resolutions and comparable documents with respect to such letter of credit and the issuer thereof as may be requested by the Administrative Agent and (ii) the Applicable Partner executes and delivers to the Administrative Agent a Partner Cash Collateral Agreement and an assumption agreement substantially in the form of Exhibit A of the Collateral Agency Agreement, pursuant to which the Applicable Partner shall become an "Obligor" thereunder, together with such legal opinions, resolutions, financing statements and comparable documents with respect to such Applicable Partner and Partner Cash Collateral Agreement as may be requested by the Administrative Agent. A letter of credit shall not be an Acceptable Letter of Credit during any time that the condition set forth in clause
         (B) of the preceding sentence is not satisfied.

                  "Accepting Tranche B Term Lenders": as defined in subsection 2.10(d).

                  "Additional Buildout Indebtedness": Indebtedness (including senior and subordinated debt securities and bank financing) of the Borrower or any of its Wholly-Owned Subsidiaries that is a Guarantor incurred or issued to finance the buildout of the Satellite Project and related costs which either (a) constitutes Gateway/Handset Vendor Financing or (b) satisfies the following criteria:

                               (i) none of such Indebtedness will mature (by
                  scheduled payment or mandatory payment or prepayment) prior to the later of (A) the Revolving Termination Date and (B) and the final maturity of the Term Loans; and

                              (ii) such Indebtedness bears interest at no higher
                  than a market rate of interest.

         Additional Buildout Indebtedness shall not include the vendor financing permitted under subsection 6.2(e). The Borrower shall designate Indebtedness as Additional Buildout Indebtedness at the time it is created or incurred.

                  "Affiliate": with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" any other Person which possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  "Agreement": this Credit Agreement, as amended, supplemented or modified from time to time.

                  "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                                                                 ABR Loans                Eurodollar Loans
                                                                 ---------                ----------------
         Revolving Loans                                           2.25%                        3.25%
         Delayed Draw Tranche A Term Loans                         2.25%                        3.25%
         Tranche B Term Loans                                      2.75%                        3.75%

         ; provided, that on and after the date which is six months after the Closing Date, the Applicable Margin with respect to Revolving Loans and Delayed Draw Tranche A Term Loans will be determined pursuant to the Pricing Grid based upon the Bank Loan Ratings then in effect by Moody's and S&P, and provided further, that the Applicable Margin for each Type of Tranche B Term Loans will at all times be at least 0.50% higher than the Applicable Margin for the corresponding Type of Revolving Loans (but in no event shall the Applicable Margin for Tranche B Term Loans be lower than 3.75%, in the case of Eurodollar Loans, and 2.75%, in the case of ABR Loans).

                  "Applicable Partner": with respect to (i) a Letter of Credit, the Partner Guarantor for whose account such Letter of Credit is issued, and (ii) a Partner Collateral Account, the Partner Guarantor for whose separate account such Partner Collateral Account is established.

                  "Arranger": Banc of America Securities LLC, in its capacity as arranger of the Commitments.

                  "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (b) of subsection 6.5) by the Borrower or any of its Subsidiaries.

                  "Available Commitments": as to any Lender, its Available Delayed Draw Tranche A Term Commitment or Available Revolving Commitment, if any; collectively, as to all such Lenders, the "Available Commitments".

                  "Available Delayed Draw Tranche A Term Commitment": as to any Delayed Draw Tranche A Term Lender, at any time, an amount equal to the excess, if any, of (a) such Lender's Delayed Draw Tranche A Term Commitment then in effect over (b) the aggregate initial principal amount of Delayed Draw Tranche A Term Loans made by such Lender; collectively, as to all such Lenders, the "Available Delayed Draw Tranche A Term Commitments".

                  "Available Revolving Commitment": as to any Revolving Lender, at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) the aggregate principal amount of such Lender's Revolving Loans then outstanding; collectively, as to all such Lenders, the "Available Revolving Commitments".

                  "Bank Loan Rating": at any time, the rating then in effect by Moody's or S&P, as the case may be, for Loans outstanding under this Agreement.

                  "Bank of America": Bank of America, National Association, a national banking association.

                  "Borrowing Date": any day specified by the Borrower in a notice pursuant to subsection 2.2 or 2.6 as a date on which the Borrower requests the Lenders to make Loans hereunder.

                  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close.

                  "Cash Equivalents": (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (ii) time deposits and certificates of deposit of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000 the holding company of which has a commercial paper rating meeting the requirements specified in clause (iv) below having maturities of not more than twelve months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any Lender or bank meeting the qualifications specified in clause
         (ii) above, (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within twelve months after the date of acquisition, (v) tax exempt obligations rated at least A2 or the equivalent thereof by Moody's and A or the equivalent thereof by S&P,
         (vi) money market mutual funds, (vii) commercial paper (other than commercial paper referred to in the preceding clause (iv)) rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody's in an aggregate principal amount not in excess of 25% of the liquid assets of the Borrower and its consolidated Subsidiaries and in either case maturing within twelve months after the date of acquisition, (viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in (i) through (vii) above, and (ix) the Merrill Lynch Asset Institutional II Fund and other funds with substantially similar investment policies as in effect on the date hereof.

                  "Change of Control":

                               (i) the sale, lease or transfer, in one
                  transaction or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries;

                              (ii) the adoption of a plan relating to the
                  liquidation or dissolution of the Borrower or of one or more Subsidiaries which in the aggregate represent more than 50% of the total assets of the Borrower and its Subsidiaries, other than as permitted under subsection 6.5;

                             (iii) the failure of Loral to own, directly or
                  indirectly, at least 70% of the Equity Interests in the Borrower that it owned, directly or indirectly, as of the Closing Date free and clear of Liens and other encumbrances; or

                              (iv) the first day on which Loral fails to be, or,
                  directly or indirectly, fails solely to control, the sole managing general partner of the Borrower.

                  "Closing Date":  August 5, 1999.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": all assets and property, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                  "Collateral Agent": Bank of America, in its capacity as collateral agent under this Agreement and the Collateral Agency Agreement.

                  "Collateral Agency Agreement": the Collateral Agency Agreement to be executed and delivered by the Collateral Agent, the Administrative Agent, SatCom, Loral Satellite, Loral and Loral Corporation substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Collateral Cash Equivalents": Cash Equivalents having a maturity of one year or less at the time of acquisition thereof.

                  "Commencement Date":  as defined in subsection 6.1(b).

                  "Commitment": as to any Lender, the Delayed Draw Tranche A Term Commitment, the Revolving Commitment, and/or the Tranche B Term Commitment of such Lender; collectively, as to all the Lenders, the "Commitments".

                  "Commitment Fee": as defined in subsection 2.8.

                  "Commitment Percentage": as to any Lender, (a) at any time prior to the termination of all Available Commitments, the percentage which (i) the sum (A) of such Lender's Available Commitments at such time, if any, plus (B) the aggregate outstanding principal amount of such Lender's Term Loans then constitutes of (ii) the sum of (A) the Available Commitments of all the Lenders at such time plus (B) the aggregate principal amount of Term Loans of all the Lenders then outstanding and (b) at any time after the termination of all Available Commitments, the percentage which (i) the aggregate outstanding principal amount of such Lender's Loans then constitutes of (ii) the aggregate outstanding principal amount of the Loans of all the Lenders.

                  "Commitment Transfer Supplement": a Commitment Transfer Supplement, substantially in the form of Exhibit D.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                  "Consolidated Cash Interest Expense": for any period, (a) the amount of interest expense, both expensed and capitalized, of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of their Indebtedness, determined on a consolidated basis in accordance with GAAP, excluding any such interest which is paid-in-kind or accreted and not paid in cash minus (b) the amount of interest income of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period.

                  "Consolidated EBITDA": with respect to the Borrower and its Subsidiaries for any period, the sum of the Consolidated Net Income for such period plus, to the extent deducted in computing such Consolidated Net Income, the sum of (i) income tax expense, (ii) interest expense (exclusive of interest income), (iii) depreciation and amortization expense and any other non-cash charges, and (iv) any extraordinary losses (minus extraordinary gains), all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income": for any period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP.

                  "Consolidated Net Worth": at a particular date, all amounts which would be included under partners' capital on a consolidated balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date.

                  "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations quantified in accordance with the last sentence of this definition (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the amount reasonably anticipated to be payable by the Borrower in respect of such Contingent Obligation as determined by the Borrower in good faith.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Delayed Draw Tranche A Term Commitment": as to any Lender, the obligation of such Lender, if any, to make Delayed Draw Tranche A Term Loans to the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth under the heading "Delayed Draw Tranche A Term Commitment" opposite such Lender's name on Schedule 1.1(a), or in the Commitment Transfer Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Delayed Draw Tranche A Term Commitments is $100,000,000.

                  "Delayed Draw Tranche A Term Commitment Period": the period commencing on the Closing Date and ending on the Delayed Draw Tranche A Term Commitment Termination Date.

                  "Delayed Draw Tranche A Term Commitment Termination Date:
         February 5, 2000, or such earlier date on which the Delayed Draw Tranche A Term Commitments may terminate in accordance with the terms of this Agreement.

                  "Delayed Draw Tranche A Term Lender": each Lender that has a Delayed Draw Tranche A Term Commitment or is the holder of a Delayed Draw Tranche A Term Loan.

                  "Delayed Draw Tranche A Term Loan": as defined in subsection 2.1.

                  "Delayed Draw Tranche A Term Note": as defined in subsection 2.7.

                  "Delayed Draw Tranche A Term Percentage": as to any Delayed Draw Tranche A Term Lender at any time, the percentage which (i) the sum of (A) such Lender's Available Delayed Draw Tranche A Term Commitment at such time plus (B) the aggregate principal amount of such Lender's Delayed Draw Tranche A Term Loans then outstanding then constitutes of (ii) the Available Delayed Draw Tranche A Term Commitments of all the Delayed Draw Tranche A Term Lenders at such time plus (B) the aggregate principal amount of the Delayed Draw Tranche A Term Loans of all the Delayed Draw Tranche A Term Lenders then outstanding.

                  "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

                  "Dollars" and "$": dollars in lawful currency of the United States of America.

                  "Domestic Lending Office": initially, the office of each Lender designated as such in Schedule 1.1(a); thereafter, such other office of such Lender, if any, located within the United States which shall be making or maintaining ABR Loans.

                  "Downgraded Letter of Credit": a Letter of Credit, the issuer of which no longer meets the minimum long-term bank deposit rating set forth in clause (B) of the definition of Acceptable Letter of Credit.

                  "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

                  "Equity Interests": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all partnership interests (general or limited) of a partnership, any and all equivalent ownership interests in a Person (other than a corporation or partnership) and any and all warrants or options to purchase any of the foregoing.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurodollar Business Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

                  "Eurodollar Cash Collateral": as defined in subsection
         2.10(f).

                  "Eurodollar Cash Collateral Account": as defined in subsection 2.10(f).

                  "Eurodollar Lending Office": initially, the office of each Lender designated as such in Schedule 1.1(a); thereafter, such other office of such Lender, if any, which shall be making or maintaining Eurodollar Loans.

                  "Eurodollar Loans": Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

                  "Eurodollar Rate": with respect to each Eurodollar Loan during a specified Interest Period, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, appearing on Page 3750 of the Telerate Screen as of 11:00 A.M., London time, two Eurodollar Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Screen (or otherwise on such service), the "Eurodollar Rate" shall be the rate per annum equal to the rate at which Bank of America is offered Dollar deposits at or about 11:00 A.M., New York City time, two Eurodollar Business Days prior to the beginning of such Interest Period, in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period, for a period equal to such Interest Period, and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                  "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                  "Event of Default": any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

                  "Exchange Act": the Securities and Exchange Act of 1934, as amended.

                  "Excluded Employee Loans": loans or advances to directors, officers or employees of the Borrower or any Wholly Owned Subsidiary the principal amount of which, when added to the principal amount of existing such loans or advances, would not exceed $3,000,000.

                  "Existing Globalstar Credit Agreement": the Credit Agreement, dated as of December 15, 1995, among the Borrower, the several lenders from time to time parties thereto and The Chase Manhattan Bank (formerly known as Chemical Bank), as Administrative Agent, as amended.

                  "Existing Globalstar Credit Facility Termination Date": the earlier of (a) December 15, 2000 and (b) the date on which all commitments under the Existing Globalstar Credit Agreement have terminated.

                  "Expiring Letter of Credit": an Acceptable Letter of Credit, the issuer of which (i) has not notified the Collateral Agent at least 60 days prior to the then scheduled expiration date that such Acceptable Letter of Credit will be renewed or (ii) has notified the Collateral Agent that such Acceptable Letter of Credit will not be renewed.

                  "Facility": each of (a) the Delayed Draw Tranche A Term Commitments and the Delayed Draw Tranche A Term Loans made thereunder (the "Delayed Draw Tranche A Term Facility"), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Facility"), and (c) the Revolving Commitments and the Revolving Loans made thereunder (the "Revolving Facility").

                  "FCC":  the Federal Communications Commission.

                  "Financing Lease": (a) any lease of property, real or personal, the then present value of the minimum rental commitment thereunder of which should, in accordance with GAAP, be capitalized on a balance sheet of the lessee, and (b) any other such lease the obligations under which are capitalized on a consolidated balance sheet of the Borrower and its Subsidiaries.

                  "Foreign Subsidiary": any Subsidiary organized or incorporated outside the United States.

                  "Funded Debt": of a Person, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person (i) for borrowed money or (ii) for the deferred purchase price of property or services (excluding trade payables in the ordinary course of business and unearned orbital incentives) or (iii) which is evidenced by a note, bond, debenture or similar instrument, and (b) the capitalized portion of obligations under Financing Leases.

                  "GAAP": generally accepted accounting principles in the United States of America in effect on the date hereof, provided that for purposes of preparation of the financial statements to be delivered pursuant to subsection 5.1, "GAAP" shall mean generally accepted accounting principles in the United States in effect from time to time.

                  "Gateway/Handset Vendor Financing": Indebtedness of the Borrower or any of its Wholly-Owned Subsidiaries that is a Guarantor not to exceed $100,000,000 (excluding accrued interest) in principal amount at any time outstanding incurred for the purpose of financing the purchase of Globalstar gateways and user terminals, including gateways and user terminals purchased for resale to service providers, provided that such Indebtedness shall not be secured by any assets of the Borrower or any of its Subsidiaries other than the gateways and user terminals so financed, the proceeds of such resales and the account (as long as such account shall not constitute or include a Partner Collateral Account) or SatCom Collateral Account in which such proceeds are deposited.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guarantee Release": the release by the Collateral Agent, the Administrative Agent and the Lenders of the Guarantees, including the return to each Applicable Partner of all Letters of Credit issued for its account and its Partner Cash Collateral and the termination of the Partner Cash Collateral Agreements.

                  "Guarantees": the collective reference to the Partner Guarantees and the Subsidiary Guarantees.

                  "Guarantor": any Person delivering a Guarantee pursuant to this Agreement.

                  "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, and petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

                  "Hedge Agreement": an interest rate swap, cap or collar agreement or similar arrangement dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

                  "Indebtedness": of a Person, at a particular date, the sum (without duplication) at such date of (a) Funded Debt of such Person,
         (b) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person and (c) all indebtedness or other liabilities (excluding taxes and assessments) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                  "Insolvency" or "Insolvent": at any particular time, the condition that a Multiemployer Plan is insolvent within the meaning of
         Section 4245 of ERISA.

                  "Intellectual Property":  as defined in subsection 3.9.

                  "Interest Coverage Ratio": with respect to any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Cash Interest Expense for such period.

                  "Interest Payment Date": (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan and
         (b) as to any Eurodollar Loan in respect of which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                  "Interest Period":  with respect to any Eurodollar Loan:

                                  (i) initially, the period commencing on the
                  borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                                 (ii) thereafter, each period commencing on the
                  last Business Day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided, that until December 5, 1999, the Borrower shall not select an Interest Period longer than one month without the prior consent of the Administrative Agent; provided, further, that all of the foregoing provisions relating to Interest Periods are subject to the following:

                           (1) if any Interest Period would otherwise end on a
                  day that is not a Eurodollar Business Day, such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                           (2) the Borrower may not select an Interest Period
                  for Loans under a particular Facility that would extend beyond the Revolving Termination Date, in the case of Revolving Loans, or beyond the date final payment is due on the Delayed Draw Tranche A Term Loans, in the case of Delayed Draw Tranche A Term Loans, or the date final payment is due on the Tranche B Term Loans, in the case of Tranche B Term Loans; and

                           (3) any Interest Period that begins on the last
                  Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month.

                  "Investment": as to any Person, any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures, ownership interests or other securities of, or other investment in, any other Person.

                  "Letter of Credit": any Acceptable Letter of Credit or Downgraded Letter of Credit.

                  "Leverage Ratio": on the last day of any fiscal quarter, the ratio of (a) Funded Debt of the Borrower and its Subsidiaries on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day (or, if less, the number of fiscal quarters elapsed since December 31, 2001, provided that, with respect to any determination of the Leverage Ratio prior to December 31, 2002, Consolidated EBITDA for the relevant period shall be annualized by multiplying the amount of Consolidated EBITDA by 4, 2 or 4/3, as appropriate).

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

                  "Loan": any loan made by any Lender pursuant to this Agreement.

                  "Loan Documents": this Agreement, any Notes and, prior to the Release Date, the Guarantees, the Loral Pledge Agreement, the Loral Corporation Pledge Agreement, the Collateral Agency Agreement, the SatCom Cash Collateral Agreement and the Partner Cash Collateral Agreements.

                  "Loan Parties": the Borrower and, prior to the Release Date, each Subsidiary of the Borrower which is a party to a Loan Document, Loral, Loral Corporation, SatCom, Loral Satellite and the other Partner Guarantors.

                  "Loral": Loral Space & Communications Ltd., a Bermuda company.

                  "Loral Corporation": Loral Space & Communications Corporation, a Delaware corporation.

                  "Loral Corporation Pledge Agreement": the Pledge Agreement to be executed and delivered by Loral Corporation, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Loral Pledge Agreement": the Pledge Agreement to be executed and delivered by Loral, substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Loral Satellite": Loral Satellite, Inc., a Delaware corporation.

                  "Loral Satellite Cash Collateral": cash and/or Collateral Cash Equivalents held in a Loral Satellite Collateral Account pursuant to the SatCom Guarantee.

                  "Loral SpaceCom": Loral SpaceCom Corporation, a Delaware corporation.

                  "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Loans outstanding under such Facility (or, in the case of the Revolving Facility, prior to the termination of the Revolving Commitments, the holders of more than 50% of the Revolving Commitments).

                  "Majority Lenders": at any date, Lenders whose Commitment Percentages aggregate more than 50%.

                  "Managing General Partner": Loral/QUALCOMM Satellite Services, L.P., a Delaware limited partnership.

                  "Master Lease Agreement":  as defined in the SatCom Guarantee.

                  "Material Adverse Effect": a material adverse effect on (a) the Satellite Project, (b) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole and the ability of the Borrower and its Subsidiaries to perform their respective obligations under the Loan Documents or (c) the validity or enforceability of any of the Loan Documents or the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.

                  "Moody's":  Moody's Investors Service, Inc.

                  "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds": (a) with respect to any Asset Sale or Recovery Event, the gross cash proceeds received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the subsequent disposition of non-cash consideration or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received), net of (i) attorneys' fees, accountants' fees, investment banking fees, transfer taxes, deed or mortgage recording taxes, required debt payments of debt secured by the applicable asset (other than pursuant hereto) or required to be paid in connection with such sale, transfer or disposition and other customary fees actually incurred in connection therewith and (ii) taxes paid or payable as a result thereof (including taxes estimated by the Borrower to be payable as a result thereof), from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset or assets of the Borrower or any Subsidiary, and (b) with respect to any Indebtedness, the gross cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of such Indebtedness, net of all taxes (including taxes estimated by the Borrower to be payable as a result thereof or as a result of such transactions) and fees (including investment banking fees), commissions, costs and other expenses incurred in connection with such issuance or sale.

                  "Net Worth Base Amount": (a) the Consolidated Net Worth (whether positive or negative) on the last day of the fiscal quarter ending prior to the Commencement Date minus (b) $100,000,000.

                  "Non-U.S. Lender":  as defined in subsection 2.19(b).

                  "Notes": the collective reference to the Delayed Draw Tranche A Term Notes, Revolving Notes and Tranche B Term Notes.

                  "Obligations": the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Notes, the other Loan Documents, any Hedge Agreement entered into with a Lender or an Affiliate of a Lender (to the extent that the Borrower and such Lender or such Affiliate of such Lender agree to include such Hedge Agreement in the definition of "Obligations") or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document).

                  "Participants":  as defined in subsection 9.6(b).

                  "Partner": each general or limited partner in the Borrower from time to time.

                  "Partner Cash Collateral": with respect to any Partner Guarantor, cash and/or Collateral Cash Equivalents held in a Partner Collateral Account derived from a drawing upon a Letter of Credit issued for the account of such Partner Guarantor. Partner Cash Collateral constitutes assets of the Applicable Partner that are pledged to secure the Obligations pursuant to a Partner Cash Collateral Agreement.

                  "Partner Cash Collateral Agreement": each cash collateral agreement executed and delivered by a Partner Guarantor in favor of the Collateral Agent with respect to its Partner Collateral Account and Partner Cash Collateral substantially in the form of Exhibit L, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Partner Collateral Account": a pledged collateral account established at the principal office of the Person acting as Collateral Agent by an Applicable Partner in the name of the Collateral Agent and subject to the sole dominion and control of the Collateral Agent. A separate Partner Collateral Account will be established for each Partner Guarantor other than Loral at the time an Acceptable Letter of Credit is delivered for the account of such Partner Guarantor. The proceeds of each drawing under a Letter of Credit issued for the account of such Applicable Partner shall be deposited in such Partner Collateral Account.

                  "Partner Guarantee": in the case of SatCom and Loral Satellite, the SatCom Guarantee, the Loral Pledge Agreement, the Loral Corporation Pledge Agreement and any SatCom Cash Collateral or Loral Satellite Cash Collateral, and, in the case of any other Partner Guarantor, a Letter of Credit and, upon a drawing by the Collateral Agent under such Letter of Credit, the resulting Partner Cash Collateral.

                  "Partner Guarantor": Loral and any partner that owns, directly or indirectly, an interest in the Borrower.

                  "Partner Guarantor Fee Arrangement": an arrangement to be entered into among the Borrower, the Partner Guarantor(s) (or their Affiliates) and/or another Partner pursuant to which the Borrower agrees to:

                   (i) issue partnership profits interests or warrants or options to purchase partnership interests in the Borrower; and

                  (ii) pay to the Partner Guarantor(s) (or their Affiliates) a quarterly fee equal to a percentage per annum of the amount of the Loans outstanding, the payment of which shall be deferred on a subordinated basis until after the later of (A) the Revolving Termination Date and (B) the final maturity of the Term Loans, at which time the fee, together with interest thereon, shall be paid upon an amortization schedule to be determined.

         Notwithstanding the foregoing, in lieu of paying the fees described in clause (ii) above, the Borrower may issue its subordinated notes in an amount equal to the fees otherwise payable, including without limitation deferral of interest, providing payment terms as described in clause (ii) above. The terms of the subordination referred to in clause (ii) above and of such subordinated notes shall be satisfactory to the Administrative Agent.

                  "Partnership Agreement": the Amended and Restated Agreement of Limited Partnership of Globalstar, L.P. dated as of January 26, 1999 among the Partners, as the same has previously been amended and as may hereafter be amended, modified or supplemented from time to time in accordance with subsection 6.10.

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan": at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Preferred Equity Interests": the preferred partnership interests of the Borrower existing at the date of this Agreement and any Equity Interests of the Borrower that are preferred or senior in right of payment to any other Equity Interests of the Borrower and which are not mandatorily redeemable or redeemable at the option of the holder thereof prior to 90 days after the later of (i) the Revolving Termination Date and (ii) the final maturity of the Term Loans, (the "Termination Date"); provided that any Equity Interest that would constitute a Preferred Equity Interest but for provisions thereof giving holders thereof the right to require the Borrower to repurchase or redeem such interest or obligation upon the occurrence of a change of control occurring prior to the Termination Date shall constitute Preferred Equity Interests if the change of control provisions applicable to such interest or obligation are no more favorable to the holders of such interest or obligation than the provisions applicable to the Loans and such interest or obligation specifically provides that the Borrower will not repurchase or redeem any such interest or obligation pursuant to such provisions prior to the Borrower's repayment of the Loans.

                  "Pricing Grid":  the pricing grid attached as Annex A hereto.

                  "Properties":  as defined in subsection 3.17.

                  "Purchasing Lenders":  as defined in subsection 9.6(c).

                  "Qualified Equity Interests:" Equity Interests in the Borrower which are not mandatorily redeemable and which do not require any mandatory payments or distributions with respect thereto.

                  "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

                  "Register":  as defined in subsection 9.6(d).

                  "Related Fund": with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                  "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to subsection 2.10(b)(ii) as a result of the delivery of a Reinvestment Notice.

                  "Reinvestment Event": Recovery Event (related to a casualty or condemnation) in respect of which the Borrower has delivered a Reinvestment Notice.

                  "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire assets similar to those which were the subject of such Recovery Event.

                  "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets similar to those which were the subject of the relevant Recovery Event.

                  "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring eighteen months (or thirty-six months, in the event that the Borrower has entered into a commitment to acquire fixed or capital assets within eighteen months) after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets similar to those which were the subject of the relevant Recovery Event with all or any portion of the relevant Reinvestment Deferred Amount.

                  "Release Date": the date on which the Release Date Conditions Precedent are satisfied and the Guarantee Release occurs.

                  "Release Date Conditions Precedent": the Guarantees shall be released by the Collateral Agent, the Administrative Agent and the Lenders upon the satisfaction of the following conditions precedent and only upon receipt by the Administrative Agent of a certificate from a Responsible Officer of the Borrower certifying that: (i) the Borrower's senior unsecured debt rating (without consideration of any other third-party credit support) from (A) S&P is at least BBB- and (B) Moody's is at least Baa3, (ii) (A) the Obligations (and, if applicable, the obligations of a Subsidiary under any guarantee referred to in clause (B) below) are secured on at least a pari passu and equal and ratable basis by the collateral securing any outstanding Indebtedness with a principal amount in excess of $20,000,000 (other than vendor financing) and (B) insofar as any of such outstanding Additional Buildout Indebtedness is owed by or guaranteed by a Subsidiary of the Borrower, such Subsidiary has guaranteed payment of the Obligations, in all cases under the preceding clauses (A) and (B) on terms and conditions relating to such collateral and guarantees (including intercreditor arrangements) satisfactory to the Majority Lenders, (iii) no Default or Event of Default has occurred and is continuing or would exist after giving effect to the Guarantee Release and (iv) all representations and warranties set forth in Section 3, when made on the Release Date and after giving effect to the Guarantee Release, shall be true and correct. On and after the Release Date, the Borrower shall not be required to deliver the SatCom Guarantee, the Loral Pledge Agreement, the Loral Corporation Pledge Agreement, any Acceptable Letter of Credit or any Subsidiary Guarantee.

                  "Reorganization": at any particular time, the condition that a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.

                  "Replacement Globalstar Facility": any (i) replacement credit facility of the Borrower of up to $250,000,000 (or, if less, the amount of the facility then being replaced) which refinances and replaces in full the Existing Globalstar Credit Agreement or any replacement thereof or (ii) extension of the maturity date of the Existing Globalstar Credit Agreement to a date later than December 15, 2000.

                  "Reportable Event": any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

                  "Required Lenders": at any date, Lenders whose Commitment Percentages aggregate not less than 66-2/3%.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and ByLaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer": in the case of the Borrower, an officer of the Managing General Partner of the Borrower and, in the case of any other Person, the chairman, chief executive officer, chief financial officer, treasurer or any vice president of such Person.

                  "Restricted Payments":  as defined in subsection 6.6.

                  "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on Schedule 1.1(a) or in the Commitment Transfer Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $100,000,000.

                  "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

                  "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

                  "Revolving Loans":  as defined in subsection 2.4(a).

                  "Revolving Note": as defined in subsection 2.7.

                  "Revolving Percentage": as to any Revolving Lender at any time, the percentage which (a) such Lender's Revolving Commitment then constitutes of (b) the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which (i) the aggregate principal amount of such Lender's Revolving Loans then outstanding then constitutes of (ii) the aggregate principal amount of the Revolving Loans of all the Revolving Lenders then outstanding).

                  "Revolving Termination Date": August 15, 2002, or such earlier date on which the Revolving Commitments may terminate in accordance with the terms of this Agreement.

                  "S&P":  Standard & Poor's Ratings Group.

                  "SatCom":  Loral SatCom Ltd., a Bermuda company.

                  "SatCom Cash Collateral ": cash and/or Collateral Cash Equivalents held in a SatCom Collateral Account pursuant to the SatCom Guarantee.

                  "SatCom Collateral Account": a pledged collateral account established at the principal office of the Person acting as Collateral Agent in the name of the Collateral Agent pursuant to the SatCom Guarantee and subject to the sole dominion and control of the Collateral Agent.

                  "SatCom Cash Collateral Agreement": the cash collateral agreement to be executed and delivered by SatCom pursuant to the SatCom Guarantee, as the same may be amended, supplemented or otherwise modified from time to time.

                  "SatCom Event of Default": as defined in the SatCom Guarantee.

                  "SatCom Guarantee": the Guarantee to be executed and delivered by SatCom and Loral Satellite, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Satellite Project": the building, launching and operation by the Borrower of a worldwide, low-earth orbit satellite based digital telecommunications system which will provide wireless voice telephony and other services.

                  "Security Documents": the collective reference to all assignments, cash collateral agreements, security agreements, mortgages, deeds of trust, pledge agreements, guarantees and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to directly or indirectly secure any Additional Buildout Indebtedness of the Borrower or to secure any guarantee of any such obligations and liabilities.

                  "Service Provider Agreements": the Founding Service Provider Agreements dated as of January 1, 1995, between the Borrower and each of AirTouch Satellite Services, Finmeccanica S.p.A., Hyundai/DACOM, Loral/DASA Globalstar, L.P., Loral Globalstar, L.P., TE.SA.M., Vodastar Limited, Al-Murjan Trading & Industrial Co. Ltd., Aylesbury Satellite Systems, Bermuda Telephone Company, Chungwha Telecommunications Co. Ltd., Cupola Group, Globaltel J.S.C., Global Touch, Martel Telecommunications Co. Ltd., Mobile Telecommunications Africa, Trans Arab Telecommunication Co., Trinity Globalstar Ltd. and Vantage Holdings Ltd. and any agreements which the Borrower may enter into in the future with a service provider to provide voice, fax, data, messaging, paging, geolocation, information or other services using the Borrower's satellite constellation.

                  "Single Employer Plan": any Plan which is covered by Title IV of ERISA but which is not a Multiemployer Plan.

                  "Subordinated Debt": any unsecured Indebtedness of the Borrower, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment or otherwise) prior to February 15, 2004, and the payment of principal of and interest on which, and the payment of any other obligations of the Borrower to the holders of such Subordinated Debt, are subordinated to the prior payment in full of the Obligations (including, without limitation, obligations in respect of post-petition interest, whether or not allowed) on terms satisfactory to the Administrative Agent and the Majority Lenders.

                  "Subsidiary": as to any Person, a corporation, partnership or other entity (a) of which Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and (b) which is consolidated on such Person's financial statements. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                  "Subsidiary Guarantee": the Guarantees to be executed and delivered by each Subsidiary (other than Foreign Subsidiaries) of the Borrower existing on the date hereof, if any, or created or acquired after the date hereof, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Subsidiary Guarantor": each Subsidiary that is a guarantor of the Obligations pursuant to a Subsidiary Guarantee, provided that from and after the Release Date "Subsidiary Guarantor" shall mean (i) each Subsidiary that is an obligor, whether as borrower, issuer, guarantor or otherwise, of outstanding Additional Buildout Indebtedness and has guaranteed payment of the Obligations in a form substantially equivalent to the Subsidiary Guarantee and (ii) each Subsidiary which is not an obligor, whether as borrower, issuer, guarantor or otherwise, of outstanding Additional Buildout Indebtedness. A Subsidiary may be a Subsidiary Guarantor under the preceding clause (ii) notwithstanding that it has not guaranteed payment of the Obligations.

                  "Telstar 6":  as defined in the SatCom Guarantee.

                  "Telstar 6 Transponder Transfer Agreement": as defined in subsection 4.1(o).

                  "Telstar 7":  as defined in the SatCom Guarantee.

                  "Telstar 7 Satellite Construction Contract": Satellite Construction Contract Number LLJ1098E, dated as of October 5, 1995, between Loral SpaceCom and Space Systems/Loral, Inc. with respect to the construction of Telstar 7, as the same may be amended, supplemented or otherwise modified in accordance with subsection 6.16.

                  "Telstar 7 Transponder Transfer Agreement": as defined in subsection 4.1(o).

                  "Term Lenders": the collective reference to the Delayed Draw Tranche A Term Lenders and the Tranche B Term Lenders.

                  "Term Loans": the collective reference to the Delayed Draw Tranche A Term Loans and the Tranche B Term Loans.

                  "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

                  "Tranche B Mandatory Prepayment Date": as defined in subsection 2.10(d) .

                  "Tranche B Prepayment Amount": as defined in subsection
         2.10(d).

                  "Tranche B Prepayment Option Notice": as defined in subsection 2.10(d).

                  "Tranche B Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount equal to the amount set forth under the heading "Tranche B Term Commitment" opposite such Lender's name on
         Schedule 1.1(a). The original aggregate amount of the Tranche B Term Commitments is $300,000,000.

                  "Tranche B Term Lender": each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

                  "Tranche B Term Loan":  as defined in subsection 2.1.

                  "Tranche B Term Note": as defined in subsection 2.7.

                  "Tranche B Term Percentage": as to any Tranche B Lender at any time, the percentage which (a) such Lender's Tranche B Term Commitment then constitutes of (b) the aggregate Tranche B Term Commitments of the Tranche B Term Lenders (or, at any time after the Closing Date, the percentage which (i) the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of (ii) the aggregate principal amount of the Tranche B Term Loans of all the Tranche B Term Lenders then outstanding).

                  "Transfer Effective Date": as defined in each Commitment Transfer Supplement.

                  "Transferees":  as defined in subsection 9.6(f).

                  "Transponder Transfer Agreement": as defined in the SatCom Guarantee.

                  "TT&C Agreement": the Amended and Restated Agreement, effective as of August 5, 1999, between SatCom and Loral SpaceCom, covering professional services related to Telstar 6, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                  "Wholly Owned Subsidiary": any Subsidiary of the Borrower to the extent at least 99% of the Equity Interests of such Subsidiary, other than directors' or nominees' qualifying shares, are owned directly or indirectly by the Borrower.

                  "Year 2000 Compliance":  as defined in subsection 3.20(d).

                  "Year 2000 Problem": the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December, 31 1999.

                  1.2 Other Definitional Provisions.

                  (a) Unless otherwise specified herein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any other Loan Document certificate or other document made or delivered pursuant hereto.

                  (b) As used herein and in the Notes, the other Loan Documents and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meaning given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                  2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each Delayed Draw Tranche A Term Lender severally agrees to make term loans (each a "Delayed Draw Tranche A Term Loan") to the Borrower on not more than 5 separate Borrowing Dates during the Delayed Draw Tranche A Term Commitment Period in an aggregate amount not to exceed the amount of the Delayed Draw Tranche A Term Commitment of such Lender and (b) each Tranche B Term Lender severally agrees to make a term loan (a "Tranche B Term Loan") to the Borrower on the Closing Date in an amount equal to the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 2.11.

                  2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a)(i) 11:00 A.M., New York City time, three Eurodollar Business Days prior to the requested Borrowing Date (which must be a Eurodollar Business Day), in the case of Eurodollar Loans, or (ii) 5:00 P.M., New York City time, one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) requesting that the Delayed Draw Tranche A Term Lenders and/or Tranche B Term Lenders make the Delayed Draw Tranche A Term Loans and/or Tranche B Term Loans, as the case may be, and specifying (a) the amount and Type of the relevant Term Loans to be borrowed, (b) the requested Borrowing Date and (c) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Delayed Draw Term Loan Commitments shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice, the Administrative Agent shall promptly notify each affected Term Lender thereof. Each affected Term Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 9.2 prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent's crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Term Lenders and in like funds as received by the Administrative Agent.

                  2.3 Repayment of Term Loans. (a) The Delayed Draw Tranche A Term Loans of each Delayed Draw Tranche A Lender shall mature in 8 consecutive quarterly installments on the dates set forth below (or such earlier date or dates on which the Delayed Draw Tranche A Term Loans become due and payable pursuant to subsection 2.10 or Section 7), commencing on January 15, 2001. Each such installment shall be in an amount equal to such Lender's Delayed Draw Tranche A Term Percentage multiplied by an amount equal to the product of (i) the percentage amount set forth below opposite such installment date and (ii) the aggregate initial principal amount of the Delayed Draw Tranche A Term Loans made on or prior to the last day of the Delayed Draw Tranche A Term Commitment:

                   Installment Date                                 Percentage Amount
                   ----------------                                 -----------------
                   January 15, 2001                                    10.0%
                   March 31, 2001                                      10.0%
                   June 30, 2001                                       10.0%
                   September 30, 2001                                  10.0%
                   December 31, 2001                                   10.0%
                   March 31, 2002                                      15.0%
                   June 30, 2002                                       15.0%
                   August 15, 2002                                     20.0%

                   (b) The Tranche B Term Loan of each Tranche B Term Lender shall mature in 5 installments on the dates set forth below (or such earlier date or dates on which the Tranche B Term Loans become due and payable pursuant to subsection 2.10 or Section 7), commencing on January 15, 2001, each of which shall be in an amount equal to such Lender's Tranche B Term Percentage multiplied by the amount set forth below opposite such installment date:

                   Installment Date                         Principal Amount
                   ----------------                         ----------------
                   January 15, 2001                              $ 3,000,000
                   June 30, 2001                                   3,000,000
                   June 30, 2002                                  45,000,000
                   March 31, 2003                                 75,000,000
                   August 15, 2003                               174,000,000

                  2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (the "Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding not to exceed such Lender's Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, and reborrowing all in accordance with the terms and conditions hereof.

                  (b) The Revolving Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.6 and 2.11; provided, that no Revolving Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Termination Date.

                  2.5 Commitment/Loan Support. (a) Payment of all of the Obligations shall be, prior to the Release Date, supported by the SatCom Guarantee or, in lieu thereof, by Acceptable Letters of Credit (and, after a drawing on an Acceptable Letter of Credit or Downgraded Letter of Credit, by Partner Cash Collateral). In addition, at all times prior to the Release Date, payment of all of the Obligations will be supported by the Subsidiary Guarantee executed by each Subsidiary (other than Foreign Subsidiaries) in existence prior to the Release Date.

                  (b) Subject to the provisions of paragraph (a) above and the other provisions of this subsection 2.5, the maximum liability of the Guarantors under the SatCom Guarantee in respect of principal of and interest on the Loans shall be reduced by the available amount (i.e., at any time, the amount that may be drawn under each Letter of Credit at such time and, if a drawing has been made by the Administrative Agent under such Letter of Credit, the sum of the amount of principal of the Loans in respect of which such drawing was made plus the amount of unpaid accrued interest on such amount at such time deposited in a Partner Collateral Account) of each Acceptable Letter of Credit (and, if such Acceptable Letter of Credit becomes a Downgraded Letter of Credit, such Downgraded Letter of Credit) delivered to the Collateral Agent by another Partner Guarantor. In the event that (i) any Partner Guarantor shall be insolvent or bankrupt or any of the events of the type described in clause (vi) of paragraph (a) of Section 7 shall occur with respect to such Partner Guarantor and (ii) such Partner Guarantor has delivered any Partner Cash Collateral pursuant to a drawing by the Collateral Agent under a Letter of Credit issued for the account of such Partner Guarantor, then upon the occurrence of any of the events described in clause (i) the maximum liability of the Guarantors under the SatCom Guarantee shall be increased by an amount equal to the aggregate amount of the drawing made by the Collateral Agent under such Letter of Credit.

                  (c) Upon the termination or expiration of the Commitments or acceleration of the Loans pursuant to Section 7, the Collateral Agent shall use reasonable efforts to call on the Partner Guarantees, whether by notice or demand in the case of the SatCom Guarantee, or, in the case of a Letter of Credit, by drawing thereunder in conformity with the terms and conditions thereof, or, in the case of Partner Cash Collateral, by withdrawal from the applicable Partner Collateral Account (unless the Collateral Agent is prohibited from doing so because such Partner is the subject of insolvency proceedings) (x) at approximately the same time, to the extent practical and to the extent permitted by law, provided that the failure to so call or draw at approximately the same time shall not affect the obligations of the Loan Parties (including Loral) under the Loan Documents or of any issuer of a Letter of Credit thereunder or of any other Partner Guarantor with respect to its Partner Cash Collateral, and (y) to the extent practical and to the extent permitted by law, on a pro rata basis based on the respective principal amounts of the Loans supported by each such Guarantee (which, in the case of Partner Cash Collateral, shall be the principal amount of the Loans supported by the Letter of Credit which funded such Partner Cash Collateral), provided that this clause (y) shall not apply to calls made on the SatCom Guarantee for amounts in respect of which the other Partner Guarantees are inapplicable, and provided that the failure to so call or draw on a pro rata basis shall not affect the obligations of the Loan Parties (including SatCom and Loral Satellite) under the Loan Documents or of any issuer of an Acceptable Letter of Credit thereunder or of any other Partner Guarantor with respect to its Partner Cash Collateral. The preceding sentence shall not apply with respect to drawings made pursuant to paragraphs (d) and (e) below.

                  (d) Unless any Expiring Letter of Credit is replaced by the Applicable Partner with one or more Acceptable Letters of Credit with an equal aggregate stated amount at least 30 days prior to the then scheduled expiration date thereof, the Collateral Agent shall use reasonable best efforts to draw upon such Expiring Letter of Credit. All proceeds thereof shall be deposited to a Partner Collateral Account established for the Applicable Partner.

                  (e) The Collateral Agent shall use reasonable best efforts to draw the full amount of each Downgraded Letter of Credit promptly following its actual knowledge that an Acceptable Letter of Credit has become a Downgraded Letter of Credit unless such Downgraded Letter of Credit is replaced by the Applicable Partner prior to such draw with one or more Acceptable Letters of Credit with an equal aggregate stated amount; provided that the Collateral Agent shall not draw on such Downgraded Letter of Credit during the 45 day period after it obtains such knowledge (unless Obligations are otherwise due) if the Borrower or the Applicable Partner notifies the Administrative Agent that it is attempting to provide replacement Acceptable Letters of Credit (unless such Letter of Credit will expire within 30 days). All proceeds of any such drawing shall be deposited to a Partner Collateral Account established for the Applicable Partner. The liability of the Guarantors under the SatCom Guarantee shall not be increased if the issuer of such Downgraded Letter of Credit is insolvent or bankrupt or any of the events described in clause (vi) of paragraph
(a) of Section 7 shall occur with respect to such issuer.

                  (f) All amounts, if any, credited to the Partner Collateral Accounts shall be invested by the Collateral Agent in Collateral Cash Equivalents (all such investments to be made in the name of the Collateral Agent) as directed by the Applicable Partner unless a Default or Event of Default has occurred and is continuing. Unless a Default or an Event of Default has occurred and is continuing, the Collateral Agent is authorized to:

                                    (i) release net earnings on such
                  investments, if any, quarterly on the last day of each March, June, September and December, provided that the Collateral Agent shall not release any earnings at any time unless the balance of the Partner Cash Collateral remaining in such Partner Collateral Account after giving effect to such release is at least equal to the proceeds of the Collateral Agent's drawing(s) under the Letters of Credit delivered to it for the account of the Applicable Partner;

                                    (ii) release all Partner Cash Collateral to
                  the Applicable Partner upon delivery of one or more Acceptable Letters of Credit with an equal aggregate stated amount to that of the Letters of Credit drawn upon by the Collateral Agent to fund the related Partner Collateral Account;

                                    (iii) release all Partner Cash Collateral to
                  the Applicable Partner upon the Guarantee Release; and

                                    (iv) release the applicable Partner Cash
                  Collateral to the Guarantors under the SatCom Guarantee (to the extent permitted by applicable law and applicable Contractual Obligations) upon increase of liability of the Guarantors under the SatCom Guarantee in accordance with this subsection 2.5.

The Collateral Agent shall not be liable for any losses or decreases in value with respect to the Partner Cash Collateral, other than those occurring as a result of its gross negligence or willful misconduct.

                  2.6 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Eurodollar Business Day, if all or any part of the requested Revolving Loans are to be initially Eurodollar Loans, or on any Business Day, otherwise; provided, that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) with respect to any of the requested Revolving Loans that are to be initially Eurodollar Loans, three Eurodollar Business Days prior to the requested Borrowing Date or (b) with respect to any of the requested Revolving Loans that are to be initially ABR Loans, on the requested Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Revolving Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof or in the remaining amount of the Available Revolving Commitments. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 9.2 prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent's crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

                  2.7 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of (i) the Delayed Draw Tranche A Term Lenders, the principal amount of the Delayed Draw Tranche A Term Loans in accordance with subsection 2.3, (ii) the Tranche B Term Lenders, the principal amount of the Tranche B Term Loans in accordance with subsection 2.4 and (iii) the Revolving Lenders the then unpaid principal amount of the Revolving Loans of the Borrower on the Revolving Termination Date (or such earlier date or dates on which the Revolving Loans become due and payable pursuant to subsection 2.10 or Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.13.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                  (c) The Administrative Agent shall maintain the Register pursuant to subsection 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender's share thereof.

                  (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.7(b) shall, to the extent permitted by applicable law, be prima facie evidence, in the absence of manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

                  (e) The Borrower agrees that, upon the request to the Administrative Agent by any Revolving Lender, Delayed Draw Tranche A Term Lender or Tranche B Term Lender, the Borrower will (i) in the case of a Revolving Lender, execute and deliver to such Lender a promissory note of the Borrower evidencing the Revolving Loans of such Lender, substantially in the form of Exhibit A-1 with appropriate insertions as to date and principal amount (a "Revolving Note"), (ii) in the case of a Delayed Draw Tranche A Term Lender, execute and deliver to such Lender a promissory note of the Borrower evidencing the Delayed Draw Tranche A Term Loans of such Lender, substantially in the form of Exhibit A-2 with appropriate insertions as to date and principal amount (a "Delayed Draw Tranche A Term Note"), and (iii) in the case of a Tranche B Term Lender, execute and deliver to such Lender a promissory note of the Borrower evidencing the Tranche B Term Loans of such Lender substantially in the form of Exhibit A-3 with appropriate insertions as to date and principal amount (a "Tranche B Term Note").

                  2.8 Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Tranche A Term Lender and Revolving Lender a commitment fee (the "Commitment Fee") for the period from and including the Closing Date to but not including the last day of the Delayed Draw Tranche A Term Commitment Period or the Revolving Commitment Period, as the case may be, computed at a rate per annum equal to 1.25% on the average daily amount of the Available Delayed Draw Tranche A Term Commitment or the Available Revolving Commitment, as the case may be, of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the last day of Delayed Draw Tranche A Term Commitment Period or the Revolving Commitment Period as applicable, commencing on the first of such dates to occur after the date hereof, provided, that on and after the date which is six months after the Closing Date, the Commitment Fee will be determined pursuant to the Pricing Grid based upon the Bank Loan Ratings then in effect by Moody's and S&P.

                  2.9 Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent (which shall give prompt notice thereof to the Lenders), to terminate the Commitments or, from time to time, to reduce the amount of the Delayed Draw Tranche A Term Commitments or , after the Delayed Draw Tranche A Term Commitments have been fully drawn or reduced, Revolving Commitments, provided, that no such termination or reduction of Revolving commitments shall be permitted if, after giving effect thereto and to any payments or prepayments of the Revolving Loans made on the effective date thereof, the aggregate principal amount of the Revolving Loans then outstanding would exceed the aggregate Revolving Commitments then in effect. Any such reduction shall be in a minimum amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Delayed Draw Tranche A Term or Revolving Commitments, as the case may be, then in effect.

                  (b) The Delayed Draw Tranche A Term Commitments and Revolving Commitments shall also automatically reduce as provided in subsection 2.10(b).

                  2.10 Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the

Administrative Agent by 11:00 A.M. New York City time on the date of any prepayment in the case of ABR Loans and at least three Eurodollar Business Days' irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Optional prepayments of Term Loans shall be applied ratably to the Delayed Draw Tranche A Term Loans and Tranche B Term Loans and to the installments thereof in the scheduled order of maturity, provided, that no such prepayment shall be permitted until all Delayed Draw Tranche A Term Commitments have been fully drawn or reduced. Partial prepayments shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each prepayment of Eurodollar Loans shall be subject to compliance with the provisions of subsections 2.12 and 2.20.

                  (b) The Term Loans shall be prepaid, and the Commitments shall be automatically reduced, by an amount equal to:

                         (i) 100% of the Net Cash Proceeds of the issuance or incurrence of Indebtedness after the Existing Globalstar Credit Facility Termination Date other than Indebtedness permitted under subsection 6.2 (except for Subordinated Debt incurred after the Existing Globalstar Credit Facility Termination Date).

                         (ii) 100% of the Net Cash Proceeds of any Asset Sale or Recovery Event by the Borrower or any of its Subsidiaries, except to the extent that a Reinvestment Notice shall have been delivered in respect thereof or the receipt of such Net Cash Proceeds results in a reduction of the commitments under the Existing Globalstar Credit Agreement, provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Commitments as set forth in this subsection.

Notwithstanding the foregoing, after the Existing Globalstar Credit Facility Termination Date, any prepayment of Term Loans and/or reduction of Commitments required under clauses (i) and (ii) above may be reduced to permit an equal and ratable prepayment of loans and/or reduction of commitments under the Replacement Globalstar Facility, if any, to the extent any such prepayment or reduction is required thereunder.

                  (c) Prepayment of Term Loans and reductions of Commitments pursuant to this subsection shall be made in the following order, first, to reduce the Delayed Draw Tranche A Term Facility (with such reduction being applied first to reduce Available Delayed Draw Tranche A Term Commitments and, second, to prepay Delayed Draw Tranche A Term Loans) and to prepay Tranche B Term Loans, on a pro rata basis, and, second, to reduce the Revolving

Commitments. Any such prepayment of the Delayed Draw Tranche A Term Loans and Tranche B Term Loans shall be applied ratably to the remaining installments thereof.

                  (d) Notwithstanding anything to the contrary in subsection 2.10(c) or 2.16, with respect to the amount of any mandatory prepayment described therein that is allocated to the then outstanding Tranche B Term Loans and which does not exceed the aggregate principal amount of Tranche A Term Loans then outstanding (after giving to any concurrent prepayment thereof) (such amount, the "Tranche B Prepayment Amount"), the Administrative Agent shall promptly provide to each Tranche B Lender a notice (each a "Tranche B Prepayment Option Notice") as described below. Each Tranche B Prepayment Option Notice shall be in writing, shall refer to this subsection 2.10(d) and shall (i) set forth the Tranche B Prepayment Amount and the portion thereof that the applicable Tranche B Term Lender will be entitled to receive if it accepts such mandatory prepayment in accordance with this subsection 2.10(d), (ii) state that the Borrower is offering to prepay on a specified date (each a "Tranche B Mandatory Prepayment Date"), which shall be not less than 5 days or more than 15 days after the date of the Tranche B Option Prepayment Notice, the Tranche B Term Loans of such Tranche B Term Lender in an amount equal to the portion of the Tranche B Prepayment Amount indicated in such Tranche B Term Lender's Tranche B Prepayment Option Notice as being applicable to such Tranche B Term Lender, (iii) request such Tranche B Term Lender to notify the Borrower and the Administrative Agent in writing, no later than the second day prior to the Tranche B Mandatory Prepayment Date, of such Tranche B Term Lender's acceptance or rejection of such offer of prepayment and (iv) inform such Tranche B Term Lender that failure by such Tranche B Term Lender to accept or reject such offer in writing on or before the second day prior to the Tranche B Mandatory Prepayment Date shall be deemed an acceptance of such prepayment offer. Each Tranche B Prepayment Option Notice shall be given by telecopy, confirmed by hand delivery, overnight courier service or registered or certified mail, in each case addressed as provided in subsection 9.2. On the Tranche B Mandatory Prepayment Date, the Borrower shall pay the Administrative Agent in immediately available funds the aggregate amount necessary to prepay the portion of the Tranche B Prepayment Amount in respect of which the Tranche B Term Lenders have accepted prepayment as described above (such Tranche B Term Lenders, the "Accepting Tranche B Term Lenders"), and the Administrative Agent shall apply such amount on behalf of the Borrower pro rata against the remaining installments of principal due in respect of the Tranche B Term Loans of the Accepting Tranche B Term Lenders. The Tranche B Prepayment Amount remaining after the payment of the amount described in the immediately preceding sentence shall be allocated as follows: (x) up to 50%, at the option of the Borrower, may be retained by the Borrower and (y) 50% plus any amount not retained by the Borrower pursuant to clause (x) shall be allocated to the then outstanding Tranche A Term Loans and applied to the remaining installments thereof on a pro rata basis.

                  (e) If at any time the aggregate principal amount of Revolving Loans then outstanding shall exceed the Revolving Commitments, the Borrower shall immediately prepay the Revolving Loans in an amount equal to such excess.

                  (f) Amounts payable pursuant to this subsection 2.10 shall be applied, first, to prepay any relevant ABR Loans then outstanding and second, to prepay or cash collateralize (at the Borrower's option) any relevant Eurodollar Loans then outstanding (provided, that any Eurodollar Loans so cash collateralized shall be prepaid no later than the last day of the respective Interest Periods therefor). Each prepayment pursuant to this subsection 2.10 shall be accompanied by accrued interest on the amount prepaid and any amounts payable pursuant to subsection 2.20. The Borrower shall cash collateralize Eurodollar Loans pursuant to this subsection by depositing in an account with the Administrative Agent (the "Eurodollar Cash Collateral Account"), to be established and maintained pursuant to such terms and conditions as shall be specified by the Administrative Agent in its discretion, an amount equal to the principal amount of such Eurodollar Loans. Such deposited monies shall be held by the Administrative Agent as cash collateral (the "Eurodollar Cash Collateral") for the relevant outstanding Eurodollar Loans on a pro rata basis; provided, that if any ABR Loans shall be made while there is Eurodollar Cash Collateral on deposit in the Eurodollar Cash Collateral Account, the Administrative Agent shall apply such Eurodollar Cash Collateral to the immediate prepayment of such ABR Loans if, and to the extent, such ABR Loans are owed to the Lenders for whose benefit such Eurodollar Cash Collateral is being maintained and only the Eurodollar Cash Collateral remaining after such prepayment, if any, shall be retained in the Eurodollar Cash Collateral Account. The Eurodollar Cash Collateral Account and the Eurodollar Cash Collateral shall be subject to the sole dominion and control of the Administrative Agent and, except as set forth above, the Eurodollar Cash Collateral shall be retained in the Eurodollar Cash Collateral Account and applied to the repayment of the relevant Eurodollar Loans on the last day of the respective Interest Periods therefor, with the Borrower being obligated to repay the balance of such Eurodollar Loans in the event the Eurodollar Cash Collateral is insufficient therefor. Any amounts remaining in the Eurodollar Cash Collateral Account after repayment of such Eurodollar Loans will be released to the Borrower provided no Default or Event of Default exists. The Administrative Agent shall invest the Eurodollar Cash Collateral in Cash Equivalents, and shall pay over to the Borrower any interest earned on such investments quarterly on the last day of each March, June, September and December; provided, that no Default or Event of Default shall have occurred and be continuing (in which case such interest shall be retained as Eurodollar Cash Collateral). The Administrative Agent shall not be liable for any losses or decreases in value with respect to the Eurodollar Cash Collateral, other than those occurring as a result of its gross negligence or willful misconduct.

                  2.11 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans, by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election; provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Eurodollar Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided, that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default (upon notice from the Administrative Agent, on behalf of the Majority Lenders, except such notice shall not be required in the case of the Event of Default described in clause (a)(vi) of

Section 7) has occurred and is continuing, (ii) any such conversion may only be made if, after giving effect thereto, subsection 2.12 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the final maturity date of such Loan.

                  (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower's giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that no Eurodollar Loan may be continued as such (i) when any Event of Default (upon notice from the Administrative Agent, on behalf of the Majority Lenders, except such notice shall not be required in the case of an Event of Default described in clause (a)(vi) of Section 7) has occurred and is continuing, (ii) if, after giving effect thereto, subsection 2.12 would be contravened or (iii) after the date that is one month prior to the final maturity date of such Loan; provided further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

                  2.12 Minimum Amounts of Eurodollar Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto (a) the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) with respect to each Facility, there shall be no more than ten different Eurodollar Tranches with respect to each Facility outstanding at any one time.

                  2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

                  (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                  (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable pursuant to this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (y) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.13 plus 2% or (z) in the case of overdue interest (to the extent permitted by applicable law), fees or other amounts, the rate described in paragraph (b) of this subsection 2.13 plus 2%, in each case from the date of such non-payment until such amount is paid in full (whether before or, to the extent permitted by applicable law, after judgment).

                  (d) Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (c) of this subsection 2.13 shall be payable on demand, or, in the absence of demand, weekly on Friday of each week.

                  2.14 Computation of Interest and Fees. (a) Interest on Loans and fees (other than interest calculated on the basis of the Reference Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; provided, that interest calculated on the basis of the Reference Rate shall be calculated on the basis of a 365- or 366- (as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify in writing the Borrower and the affected Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify in writing the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any relevant Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.13(a).

                  2.15 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

                  (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified in writing by such Lenders) of making or maintaining their affected Eurodollar Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice (confirmed in writing) thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. The Administrative Agent shall promptly notify the Borrower at such time as the conditions set forth in (a) and (b) above are no longer in effect, and until such notice has been delivered by the

Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

                  2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Delayed Draw Tranche A Term Percentages, Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the relevant Loans then held by the relevant Lenders (except as otherwise provided in subsection 2.10(d)).

                  (b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent's office specified in subsection 9.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its portion of the borrowing to be made on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is made available to the Administrative Agent on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender's portion of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender's portion of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 2.16(c) shall be conclusive in the absence of manifest error. If such Lender's portion of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower. If the Borrower returns to the Administrative Agent any amount with interest thereon as described in the immediately preceding sentence, such Lender shall indemnify the Borrower for the difference, if any, between the aggregate interest paid by the Borrower to the Administrative Agent in accordance with the immediately preceding sentence less the aggregate interest which actually accrued on such amount prior to its return to the Administrative Agent.

                  2.17 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.20.

                  2.18 Other Costs; Increased Costs. (a) The Borrower agrees to pay to each Lender which requests compensation under this subsection 2.18(a) (by written notice to the Borrower through the Administrative Agent), on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender, so long as such Lender shall be required to maintain reserves against "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System (or, so long as such Lender may be required by such Board of Governors or by any other Governmental Authority to maintain reserves against any category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any Eurodollar Loans), an additional amount (determined by such Lender and promptly notified to the Borrower) representing such Lender's calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Lender shall determine) of the actual costs, if any, incurred by such Lender while such Eurodollar Loans were outstanding as a result of the applicability of the foregoing reserves to such Eurodollar Loans, which amount in any event shall not exceed the product of the following for each day while such Eurodollar Loans were outstanding:

                         (i) the principal amount of the relevant Eurodollar Loans made by such Lender outstanding on such day; and

                         (ii) the difference between (x) a fraction the numerator of which is the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Loans, and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by such Board of Governors or other Governmental Authority on such date minus (y) such numerator; and

                         (iii) a fraction the numerator of which is one and the denominator of which is 360.

                  (b) In the event that any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                         (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by subsection 2.19 and changes in the rate of tax on the overall net income of such Lender);

                        (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise described in subsection 2.18(a); or

                         (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then the Borrower shall pay such Lender within 15 Business Days following demand therefor any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.18(b), it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled.

                  (c) In the event that any Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after prompt submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender within 15 Business Days following demand therefor such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

                  (d) A certificate as to any additional amounts payable pursuant to this subsection 2.18 submitted by the relevant Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The covenants contained in this subsection 2.18 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. Any notice to be given by a Lender under this subsection 2.18 after termination of this Agreement shall be effective only if given within 120 days after such Lender becomes aware or should have become aware of the events giving rise to such notice.

                  2.19 Taxes. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Lender, (i) net income taxes, franchise taxes and branch profit taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or such Lender, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Lender (excluding a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein, (ii) any taxes, levies, imposts, duties, charges, fees, deductions or withholdings arising after the Closing Date, solely as a result of or attributable to the Administrative Agent or Lender (x) changing its designated lending office as of the Closing Date to a lending office located in any other jurisdiction or (y) designating an additional lending office located in any other jurisdiction and
(iii) any U.S. withholding taxes in effect on the Closing Date (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Administrative Agent or such Lender, as the case may be, a copy of any original official receipt that may be received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the receipts that may be received or other available documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender to the United States or other Governmental Authority as a result of any such failure. The agreements in this subsection 2.19(a) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. If any Taxes constituting a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable, after the Closing Date, to such payments by the Borrower to the Administrative Agent or Lender, the Administrative Agent or such Lender shall use its best efforts to make, fund and maintain its Loans through another lending office of the Administrative Agent or such Lender in another jurisdiction so as to reduce, to the fullest extent possible, the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other office does not otherwise materially adversely affect such Loans or the Administrative Agent or such Lender.

                  (b) Each Lender (or Transferee) that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of
Exhibit I and a Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. In the event that the Borrower is required to pay any Lender any additional amount or indemnify any Lender pursuant to subsection 2.19(a) (subject to the provisions of subsection 2.20) and no change in lending office is made in accordance with the last sentence of subsection 2.19(a), after the Borrower makes such payment, such Lender shall transfer, in accordance with the procedures set forth in subsection 9.6(c), its Loans and Commitments to a Lender selected by the Borrower with the approval of such transferee Lender and the Administrative Agent (not to be unreasonably withheld).

                  2.20 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (d) the making of a voluntary or involuntary prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto or (e) the conversion of Eurodollar Loans to ABR Loans pursuant to subsection 2.15 or 2.16 on a day which is not the last day of the Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense (excluding lost profits) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate setting forth the computation of any amount payable pursuant to the foregoing sentence submitted by a Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                  2.21 Purpose. The proceeds of the Loans shall be used by the Borrower solely to finance (i) the buildout of the Satellite Project, (ii) interest payments on the Loans and (iii) its general corporate purposes.


                  SECTION 3.  REPRESENTATIONS AND WARRANTIES

                  In order to induce the Lenders to enter into this Agreement and to make the Loans herein provided for, the Borrower hereby represents and warrants to the Administrative Agent and to each Lender that:

                  3.1 Financial Condition. (a) The consolidated balance sheet of the Borrower as at December 31, 1998 and the related consolidated statements of operations, of partners' capital and of cash flows for the fiscal period ended on such date, reported on by Deloitte & Touche LLP and (b) the unaudited consolidated balance sheet of the Borrower as at March 31, 1999 and the related unaudited consolidated statements of operations and of cash flows for the fiscal quarter ended on such date, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly (except, with respect to interim reports, for normal year-end adjustments) the consolidated financial condition of the Borrower as at such dates, and the consolidated results of their operations and cash flows for the fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Such financial statements, taken together, disclose, in accordance with GAAP, all material contingent liabilities and liability for taxes, long-term leases and unusual forward or long-term commitments of the Borrower and its Subsidiaries.

                  3.2 No Change. Since December 31, 1998 (a) there has been no change in the business, assets, operations, or financial or other condition of the Borrower or any of its Subsidiaries which has or could reasonably be expected to have a Material Adverse Effect, and (b) no dividends or distributions have been declared, paid or made upon any Equity Interests of the Borrower nor have any shares or other units of Equity Interests of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries except as permitted under the Existing Globalstar Credit Agreement (prior to the date hereof) or by subsection 6.6.

                  3.3 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the partnership or corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign partnership or corporation, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  3.4 Power; Authorization; Enforceable Obligations. Each of the Borrower and its Subsidiaries has the partnership or corporate, as the case may be, power and authority and the legal right to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary partnership or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder on the terms and conditions of this Agreement. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, other than those which have been obtained or made and are in full force and effect, including, but not limited to, the license granted on January 31, 1995 by the Federal Communications Commission authorizing the construction, launch and operation of the Satellite Project in the United States. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of each Loan Party (other than Loral) party thereto. This Agreement constitutes and each other Loan Document (other than the SatCom Guarantee), when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower or a Subsidiary is a party, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation applicable to the Borrower or of any of the Subsidiaries, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

                  3.6 No Material Litigation. Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of the Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                  3.7 No Default. Neither the Borrower nor any of the Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  3.8 Ownership of Property; Liens. Each of the Borrower and the Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in all its real property, and good title to all its other property, and none of such property is subject to any Lien, except as permitted in subsection 6.3 and except where the failure to have such title could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or are licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the "Intellectual Property"), necessary for the conduct of its business as currently contemplated except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                  3.11 Taxes. Each of the Borrower and the Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Borrower are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the Subsidiaries, as the case may be, and other than those the non-payment of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect); and no federal income tax liens have been filed and, to the knowledge of the Borrower, no claims are being asserted with respect to any such taxes, fees or other charges, except any such claims which could not reasonably be expected to have a Material Adverse Effect.

                  3.12 Federal Regulations. No part of the proceeds of any Loans hereunder will be used for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.

                  3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan which has resulted or could reasonably be expected to result in a liability to the Borrower or any Subsidiary in excess of $1,000,000, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed, by more than $5,000,000, the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, where such liability could, in the aggregate, reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in Reorganization or Insolvent.

                  3.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

                  3.15 Subsidiaries. The Borrower has no Subsidiaries other than Foreign Subsidiaries and other than Subsidiaries which are Subsidiary Guarantors.

                  3.16 Environmental Matters. Each of the representations and warranties set forth in paragraphs (a) through (e) of this subsection 3.16 is true and correct with respect to each parcel of real property owned or operated by the Borrower or any Subsidiary (the "Properties"), except to the extent that
(i) the facts and circumstances giving rise to such failure to be so true and correct could not reasonably be expected to have a Material Adverse Effect or
(ii) the Borrower and the Subsidiaries are fully indemnified against any liabilities which may result from any such failure to be so true and correct:

                  (a) The Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.

                  (b) The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.

                  (c) Neither the Borrower nor any of the Subsidiaries has received any written complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Borrower aware that any Governmental Authority is threatening to deliver to the Borrower or any of the Subsidiaries any such notice.

                  (d) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location in violation of any Environmental Law.

                  (e) There are no governmental, administrative actions or judicial proceedings pending or (to the knowledge of the Borrower) contemplated under any Environmental Laws to which the Borrower or any of the Subsidiaries is or (to the knowledge of the Borrower) will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

                  3.17 Full Disclosure. All information (other than projections) heretofore furnished by or on behalf of the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by or on behalf of the Borrower to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. All projections heretofore furnished by or on behalf of the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such projections hereafter furnished by or on behalf of the Borrower to the Administrative Agent or any Lender will be, prepared in good faith based upon reasonable assumptions. The Borrower has disclosed to the Lenders in writing any and all facts which could reasonably be expected to have a Material Adverse Effect.

                  3.18 Solvency. (a) Immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds thereof, the Borrower will be solvent, as defined under applicable creditors' rights and fraudulent conveyance laws.

                  (b) The Borrower does not intend to, and does not believe that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

                  3.19 Security Interests; Guarantees. All Obligations (and, if applicable, the obligations of a Subsidiary under any guarantee referred to in the last sentence of this subsection) are secured on at least a pari passu and equal and ratable basis by all collateral securing all outstanding Additional Buildout Indebtedness (other than Additional Buildout Indebtedness which constitutes Gateway/Handset Vendor Financing). The Security Documents are effective to create a perfected security interest in, and enforceable Lien on, all such collateral to the extent permitted under applicable law for the benefit of the Collateral Agent, the Administrative Agent and the Lenders. Insofar as any of such outstanding Additional Buildout Indebtedness is owed by or guaranteed by a Subsidiary of the Borrower, such Subsidiary has guaranteed payment of the Obligations.

                  3.20 Year 2000 Matters. The Borrower shall take all actions reasonably believed by it to be necessary and commit resources reasonably believed by it to be adequate to assure that its computer-based and other systems are able to effectively process data including dates before, on and after January 1, 2000 without experiencing any Year 2000 Problem that could reasonably be expected to have a Material Adverse Effect ("Year 2000 Compliance"). At the request of the Administrative Agent, the Borrower shall provide or cause to be provided to each Lender information (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Administrative Agent as to the Year 2000 Compliance of the Borrower and its abilities to conduct its business and operations before, on and after January 1, 2000 without experiencing a Year 2000 Problem causing a Material Adverse Effect.

                  3.21 Indebtedness. The Borrower is hereby designating Indebtedness incurred under this Agreement as Additional Buildout Indebtedness under (and as defined in) the Existing Globalstar Credit Agreement and (to the extent required) as debt incurred to finance the Satellite Project under all Indentures set forth on Schedule 3.21 where such or similar terms are used.

                  Notwithstanding the foregoing, the representations and warranties set forth in clause (a) of subsection 3.2 and in subsection 3.19 shall not be required to be made prior to the Release Date and shall be deemed to be made on the Release Date and on each Borrowing Date thereafter.


                  SECTION 4.  CONDITIONS PRECEDENT

                  4.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loan hereunder and the effectiveness of this Agreement are subject to the satisfaction of the following conditions precedent:

                  (a) Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement duly executed and delivered by the Borrower, the Administrative Agent and each Lender, (ii) counterparts of the Collateral Agency Agreement, duly executed and delivered by each of the parties thereto, (iii) for the account of each Delayed Tranche A Term Lender requesting the same, a Delayed Tranche A Term

         Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iv) for the account of each Revolving Lender requesting the same, a Revolving Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (v) for the account of each Tranche B Term Lender requesting the same, a Tranche B Term Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower and (vi) each of the SatCom Guarantee, the Subsidiary Guarantees, the Loral Pledge Agreement, the Loral Corporation Pledge Agreement and the SatCom Cash Collateral Agreement, each executed by a duly authorized officer of each Loan Party party thereto.

                  (b) Legal Opinions. The Administrative Agent shall have received, with a photocopy counterpart for each Lender, (i) an opinion of Willkie Farr & Gallagher, counsel to the Loan Parties, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, substantially in the form of Exhibit B-1, (ii) an opinion of William Adler, Esq, General Counsel of the Borrower, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, substantially in the form of Exhibit B-2, and given on the express instructions of Loral, (iii) an opinion of Appleby, Spurling & Kempe, special Bermuda counsel to Loral, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, substantially in the form of Exhibit B-3, (v) an opinion of Drinker Biddle & Reath L.L.P, special Pennsylvania counsel to Loral, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, substantially in form of Exhibit B-4 and (vi) an opinion of Debra Winter, Esq., special California counsel to Loral Satellite and SatCom, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, substantially in form of Exhibit B-5.

                  (c) Closing Certificate. The Administrative Agent shall have received, with a photocopy counterpart for each Lender, a Closing Certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C-1 with respect to the Borrower and in the form of Exhibit C-2 with respect to the other Loan Parties, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel, executed by a Responsible Officer of such Loan Party.

                  (d) Audited Financial Statements of the Borrower. The Administrative Agent shall have received the audited financial statements described in subsection 3.1(a), which financial statements shall have been reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit.

                  (e) Unaudited Financial Statements. The Administrative Agent shall have received (i) the unaudited consolidated financial statements of the Borrower and its Subsidiaries described in subsection 3.1(b), and (ii) the unaudited consolidated financial statements of SatCom described (by reference) in Section 10 of the SatCom Guarantee, which financial statements shall have been prepared in accordance with GAAP.

                  (f) Projections. The Administrative Agent shall have received satisfactory financial projections and assumptions with respect to the business and prospects of (i) the Borrower and its Subsidiaries for the period from the Closing Date through December 31, 2003, (ii) Loral, on a stand-alone parent-only basis (which, among other things, shall account for subsidiary investments through the equity method of accounting), for the period from the Closing Date to December 31, 2003, and (iii) financial projections for Loral SpaceCom, on a stand-alone basis, for the period from the Closing Date to December 31, 2003, all in a form satisfactory to the Administrative Agent and the Lenders.

                  (g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions and offices where assets of the Borrower and its Subsidiaries are located or recorded and such searches shall reveal no Liens on any of the assets of the Borrower or its Subsidiaries except for Liens permitted under subsection 6.3.

                  (h) Fees. The Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or before the Closing Date.

                  (i) Insurance. The Administrative Agent shall have received
         (i) a schedule describing all insurance maintained by Loral, the Borrower and their respective Subsidiaries with respect to Telstar 6 and Telstar 7, and (ii) binders (or other customary evidence as to the existence and maintenance by Loral or the Borrower of such insurance) for each policy set forth on such schedule insuring against casualty and other casual and customary risks.

                  (j) Indebtedness; Restrictions. The Administrative Agent shall have received a certificate from a responsible officer of the Borrower and its Subsidiaries attaching true and complete copies of the terms and conditions of any Indebtedness and Contingent Obligations ((excluding vendor financing) including, without limitation, maturities, interest rates, prepayment and redemption requirements, covenants, defaults, remedies, security provisions and subordination provisions) of the Borrower or any of the Subsidiaries to remain outstanding after the Closing Date; and the Lenders shall be satisfied as of the Closing Date that the Borrower and its Subsidiaries are not subject to contractual or other restrictions that would be violated by this Agreement or the transactions contemplated hereby.

                  (k) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date.

                  (l) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans requested to be made on such date, if any.

                  (m) Satellite Orbit. The Administrative Agent and the Lenders
         (i) shall be reasonably satisfied that (x) Telstar 6 was placed into proper geosynchronous orbit at 93(degree) West Longitude and (y) no Constructive Failure (as defined in the SatCom Guarantee) or Partial Failure (as defined in the SatCom Guarantee) in respect of Telstar 6 has occurred and (ii) shall have received a certificate from a Responsible Officer of Loral stating that clauses (x) and (y) are true and correct.

                  (n) Satellite Construction Contract. The Administrative Agent and the Majority Lenders shall be satisfied that the Telstar 7 Satellite Construction Contract remains in full force and effect and that no defaults have occurred thereunder.

                  (o) Transponders. The Administrative Agent shall have received evidence satisfactory to it and the Majority Lenders that (i) the ownership of the transponders on Telstar 6 shall have been transferred by Loral SpaceCom to SatCom pursuant to a Transponder Transfer Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders (the "Telstar 6 Transponder Transfer Agreement"), and (ii) Loral SpaceCom and SatCom shall have entered into a Transponder Transfer Agreement with respect to the transfer of the transponders on Telstar 7 by Loral SpaceCom to SatCom in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders (the "Telstar 7 Transponder Transfer Agreement"). The Administrative Agent shall have received a copy of the Master Lease Agreement entered into by Loral SpaceCom and SatCom with respect to the lease of the transponders on Telstar 6 by SatCom to Loral SpaceCom and a copy of the form of Master Lease Agreement to be entered into by Loral SpaceCom and SatCom with respect to the lease of the transponders on Telstar 7 by SatCom to Loral SpaceCom, which Master Lease Agreements shall be satisfactory in form and substance to the Administrative Agent and the Majority Lenders. The Administrative Agent shall also have received evidence satisfactory to it and the Majority Lenders that (x) Loral Satellite is the owner of all FCC licenses (subject to FCC approval) and other applicable licenses required to maintain Telstar 6 and Telstar 7 on their intended orbital paths and (y) Loral SpaceCom and SatCom have entered into the TT&C Agreement and any other agreements in form and substance satisfactory to the Administrative Agent and the Majority Lenders with respect to services to be provided by Loral SpaceCom to SatCom in connection with the maintenance of Telstar 6 and Telstar 7.

                  (p) Bank Loan Rating. The Borrower shall have received a Bank Loan Rating for the Facilities of at least Ba3 from Moody's and B+ from S&P.

                  (q) Appraisals. The Administrative Agent shall have received satisfactory appraisals of Telstar 6 and Telstar 7 prepared by Ascent Communications, Inc.

                  (r) No Proceeding or Litigation; No Injunctive Relief. No action, suit or proceeding before any arbitrator or any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced, no action, suit, proceeding or investigation by any Governmental Authority shall have been threatened and no Requirement of Law shall have been enacted or proposed, in each case as of the Closing Date (i) seeking to restrain, prevent or change the transactions contemplated by this Agreement (including the Satellite Project) in whole or in part or questioning the validity or legality of the transactions contemplated by this Agreement or seeking damages in connection with such transactions or
         (ii), except as disclosed on Schedule 3.6, which could reasonably be expected to have a Material Adverse Effect.

                  (s) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by a Responsible Officer of the Borrower or other appropriate Person) of all consents, licenses and governmental and third party approvals (i) required as of the Closing Date in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents and the borrowings contemplated hereunder, or (ii) required in connection with the Satellite Project if the failure to obtain such consents, licenses or approvals, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Such consents, licenses and approvals shall be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Satellite Project or the financing thereof.

                  (t) Stock Certificates. The Collateral Agent shall have received certificates representing 100% of the outstanding Equity Interests in SatCom and Loral Satellite, together with undated stock powers with respect thereto.

                  (u) Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by it on or prior to the Closing Date, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Loan Party or any Subsidiaries may then be a party.

                  (v) Additional Matters. All partnership, corporate and other proceedings and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent and the Majority Lenders as of the Closing Date, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request on or prior to the Closing Date.

                  4.2 Conditions to all Loans. The obligation of each Lender to make any Loan to be made by it hereunder is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

                  (a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to each Loan Document shall be true and correct on and as of such date as if made on and as of such date except to the extent they expressly relate to an earlier date, in which case they are true and correct as of such earlier date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such borrowing that the conditions contained in this subsection 4.2 have been satisfied.


                  SECTION 5.  AFFIRMATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Subsidiaries to:

                  5.1  Financial Statements.  Furnish to the Administrative
Agent:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, of partners' capital and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification arising out of the scope of the audit or, after commencement of operation of the Satellite Project, a "going concern" or like qualification or exception, by independent certified public accountants of nationally recognized standing; and

                  (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter (except as to statements of cash flow) and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous periods, certified by a Responsible Officer (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

         5.2 Certificates; Other Information. Furnish to the Administrative
Agent:

                  (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                  (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and (b) above, a certificate of a Responsible Officer (i) stating that, to the best of such officer's knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and in the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of subsections 6.1, 6.2, and 6.6;

                  (c) within five days after the same are sent, copies of all financial statements and reports which are sent to shareholders of Globalstar Telecommunications Limited, and within five days after the same are filed, copies of all periodic reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                  (d) concurrently with the delivery thereof under the Existing Globalstar Credit Agreement, copies of any other reports provided to the Lenders under subsection 5.2 of the Existing Globalstar Credit Agreement; and

                  (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                  5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than judgments, Indebtedness and Contingent Obligations, which shall be beyond the scope of this subsection 5.3), except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                  5.4 Conduct of Business and Maintenance of Existence. Engage solely in activities directly related to the Satellite Project and preserve, renew and keep in full force and effect its partnership or corporate, as the case may be, existence and maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply in all material respects with all material Contractual Obligations (other than Indebtedness and Contingent Obligations, which shall be beyond the scope of this subsection 5.4) and material Requirements of Law (except for Environmental Laws, which shall be governed by subsection

5.8), except as otherwise expressly permitted by this Agreement; and obtain and maintain in full force and effect all material consents, licenses and approvals necessary for the completion and operations of the Satellite Project and for the continuing operations of the Borrower and its Subsidiaries.

                  5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies or through a formal self-insurance program insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, provided that in any event the Borrower will maintain at least the insurance coverage set forth in Schedule 5.5; and furnish to each Lender, upon written request, full information as to the insurance carried.

                  5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, subject to applicable governmental security and secrecy regulations and subsection 9.14, permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired with prior notice to the Borrower (which can have a representative present if it so chooses), and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with Responsible Officers of the Borrower and its Subsidiaries and with its independent certified public accountants.

                  5.7 Notices. Promptly give notice (to be confirmed promptly in writing) to the Administrative Agent and each Lender:

                  (a) of the occurrence of any Default or Event of Default;

                  (b) of any (i) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                  (c) of any litigation or proceeding affecting the Borrower or any Subsidiary in which the amount involved is $10,000,000 or more and not covered by insurance; or in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect;

                  (d) as soon as possible and in any event within 30 days after the Borrower knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan which could reasonably be expected to result in any liability to the Borrower or any Subsidiary in excess of $1,000,000 or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer

         Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Borrower or any Commonly Controlled Entity with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan. The Borrower shall deliver to the Administrative Agent and each Lender a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action that the Borrower or Commonly Controlled Entity proposes to take with respect thereto;

                  (e) of any change in a Bank Loan Rating; and

                  (f) of any material change in the business, assets, operations or financial or other condition of the Borrower or any of its Subsidiaries.

Each notice pursuant to this subsection 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

                  5.8  Environmental Laws.

                  (a) Comply with, and require compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

                  (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required by a Governmental Authority under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

                  (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive termination of the Commitments and repayment of the Loans and all other amounts payable hereunder.

                  5.9 Additional Subsidiary Guarantors. If any Person shall become a Subsidiary of the Borrower, cause such Subsidiary (other than a Foreign Subsidiary) to promptly thereafter execute and deliver a Guarantee in favor of the Administrative Agent in substantially the form of Exhibit F, each of which Guarantees shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and its counsel.

                  5.10 Material Terms of Other Agreements Being More Restrictive. If the Borrower or any Subsidiary enters into any agreement which contains provisions that are materially more restrictive when taken as a whole than the comparable provisions of this Agreement and the other Loan Documents, such more restrictive provisions shall automatically be incorporated by reference in this subsection 5.10, mutatis mutandis, and the Borrower and its Subsidiaries shall deliver such confirmatory amendments to the Loan Documents to incorporate such more restrictive provisions in the Loan Documents, on terms satisfactory to the Administrative Agent and the Majority Lenders.


                  SECTION 6.  NEGATIVE COVENANTS

                  The Borrower hereby agrees that so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

                  6.1 Financial Condition Covenants. (a) Revenues. Permit the consolidated revenues of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP, for the period of four fiscal quarters ended on the dates set forth below to be less than the amount set forth opposite such date:

                  Date                                                 Revenue
                  ----                                                 -------
                  March 31, 2001                                      $  100,000,000
                  June 30, 2001                                          150,000,000
                  September 30, 2001                                     300,000,000
                  December 31, 2001                                      500,000,000
                  March 31, 2002                                         650,000,000
                  June 30, 2002                                          825,000,000
                  September 30, 2002                                     975,000,000
                  December 31, 2002                                    1,125,000,000
                  March 31, 2003                                       1,325,000,000
                  June 30, 2003                                        1,550,000,000
                  September 30, 2003                                   1,775,000,000
                  December 31, 2003                                    1,975,000,000

                  (b) Maintenance of Consolidated Net Worth. On or after the later of (i) the last day of the first fiscal quarter in which the Borrower has positive Consolidated Net Income and (ii) the last day of the fiscal quarter ending March 31, 2001 (the first day of such fiscal quarter, the "Commencement Date"), permit Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (x) the Net Worth Base Amount plus (y) 50% of Consolidated Net Income, if positive, for the period beginning on the Commencement Date and ending on the last day of such fiscal quarter.

                  (c) Interest Coverage. On or after the last day of any fiscal quarter ending on any date set forth below, permit the Interest Coverage Ratio for the period of four consecutive fiscal quarters (or, if less, the number of fiscal quarters elapsed since September 30,
         2001) to be less than the ratio set forth opposite such date:

                  Date                                                 Ratio
                  ----                                                 -----
                  December 31, 2001                                    1.00 to 1.00
                  March 31, 2002                                       1.25 to 1.00
                  June 30, 2002                                        1.50 to 1.00
                  September 30, 2002                                   1.60 to 1.00
                  December 31, 2002                                    1.75 to 1.00
                  March 31, 2003                                       2.00 to 1.00
                  June 30, 2003                                        2.35 to 1.00
                  September 30, 2003                                   2.75 to 1.00
                  December 31, 2003                                    3.00 to 1.00

                  (d) Maximum Leverage. Permit the Leverage Ratio at the end of any fiscal quarter ending on any date set forth below to be greater than the ratio set forth opposite such date:

                  Date                                                 Ratio
                  ----                                                 -----
                  March 31, 2002                                       6.50 to 1.00
                  June 30, 2002                                        6.50 to 1.00
                  September 30, 2002                                   6.00 to 1.00
                  December 31, 2002                                    5.50 to 1.00
                  March 31, 2003                                       5.00 to 1.00
                  June 30, 2003                                        4.25 to 1.00
                  September 30, 2003                                   3.75 to 1.00
                  December 31, 2003                                    3.50 to 1.00

                  6.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                  (a)  Subordinated Debt;

                  (b) unsecured Indebtedness (including Indebtedness consisting of performance and other similar bonds and reimbursement obligations) incurred in the ordinary course of business consistent with prior practice securing the performance of contracted, franchise or license obligations of the Borrower or any of its Subsidiaries, or in respect of commercial and standby letters of credit issued by any financial institution to secure contractual commitments to its customers;

                  (c) Indebtedness owed by a Wholly Owned Subsidiary Guarantor to another Wholly Owned Subsidiary that is a Subsidiary Guarantor; and Indebtedness owed to the Borrower by a Wholly Owned Subsidiary that is a Subsidiary Guarantor; and Indebtedness owed by the Borrower to a Wholly-Owned Subsidiary that is a Subsidiary Guarantor or a Foreign Subsidiary;

                  (d) unsecured Indebtedness which is not Subordinated Debt of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $50,000,000 outstanding at any time;

                  (e) vendor financing in respect of the deferred purchase price of assets acquired from any vendor to the Borrower or any of its Subsidiaries and any refinancing, replacement or renewal thereof with any vendor to the Borrower or any of its Subsidiaries;

                  (f) Additional Buildout Indebtedness, provided that on and after the Release Date the representation and warranty contained in subsection 3.19 is true with respect to such Additional Buildout Indebtedness;

                  (g) Indebtedness of a Subsidiary Guarantor which is acquired after the Closing Date which Indebtedness exists at the time of such acquisition and is not created in anticipation of such acquisition;

                  (h) Indebtedness consisting of obligations under Financing Leases of the Borrower incurred to finance the acquisition (whether through the direct purchase of assets or the Equity Interests of the Person owning such fixed or capital assets) or improvement of fixed or capital assets in an aggregate principal amount not exceeding $100,000,000 at any time outstanding, provided that (x) such Indebtedness is incurred within 180 days after the acquisition of such asset or the completion of such improvement and (y) the amount of such Indebtedness does not exceed, at the time initially incurred, 90% of the fair market value of the asset so acquired or improved;

                  (i) Indebtedness to finance the working capital requirements of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

                  (j) Indebtedness in existence on the date hereof and listed on
         Schedule 6.2(j);

                  (k) Indebtedness under (i) prior to the Existing Globalstar Credit Facility Termination Date, the Existing Globalstar Credit Agreement and (ii) thereafter, the Replacement Globalstar Facility; and

                  (l) Indebtedness under Hedge Agreements entered into not for the purpose of speculation.

                  For purposes of determining compliance with this subsection 6.2, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness the Borrower and its Subsidiaries are permitted to incur, the Borrower or such Subsidiary, as the case may be, shall have the right, in its sole discretion, to classify such item of Indebtedness at the time of its incurrence and shall only be required to include the amount and type of such Indebtedness under the clause permitting the Indebtedness so classified.

                  6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

                  (a) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the appropriate Subsidiary, as the case may be, in accordance with GAAP;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;

                  (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation and deposits securing liabilities to insurance carriers under insurance and self-insurance agreements;

                  (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (e) easements, rights-of-way, restrictions and other Liens incurred in the ordinary course of business which do not secure Indebtedness and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiaries;

                  (f) Liens upon real and/or personal property, which property was acquired after the Closing Date by the Borrower or any Subsidiary in the ordinary course of business, each of which Liens was created solely for the purpose of securing Indebtedness incurred for the purpose of financing such acquisition or for the purpose of securing any refinancings or renewals thereof; provided, that no such Lien shall extend to or cover any property of the Borrower or any such Subsidiary other than the respective property so acquired and improvements thereon, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by the board of directors of the Borrower) of the respective property at the time it was acquired;

                  (g) Liens created pursuant to subsection 2.10(f);

                  (h) Liens which secure Additional Buildout Indebtedness, provided that from and after the Release Date the representation and warranty contained in subsection 3.19 is true with respect to such Additional Buildout Indebtedness;

                  (i) Liens securing Indebtedness of the Borrower permitted by subsection 6.2(h) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;

                  (j) Liens incurred in the ordinary course of business with respect to obligations (other than Indebtedness) that do not exceed $10,000,000 at any time and that do not materially detract from the value of the property or materially impair the use thereof in the operation of their businesses;

                  (k) Liens securing vendor financing permitted under subsection 6.2(e), provided that (i) such Liens shall be initially created substantially simultaneously with the acquisition of assets from the relevant vendors, (ii) such Liens do not at any time encumber any property other than such assets and any other assets purchased from or financed by the relevant vendors, (iii) the amount of vendor financing secured thereby is not increased and (iv) the principal amount of vendor financing secured by any such Lien shall at no time exceed the original purchase price of such assets; and

                  (l) Liens securing any Replacement Globalstar Facility, provided that any such Lien equally and ratably secures the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and the Majority Lenders.

                  6.4 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except:

                  (a) the Subsidiary Guarantees;

                  (b) the Borrower or any Subsidiary Guarantor may guarantee the obligations of the Borrower or any Subsidiary Guarantor which are otherwise permitted under the Loan Documents;

                  (c) Subsidiary Guarantors may guarantee Additional Buildout Indebtedness of the Borrower; and

                  (d) Subsidiaries may guarantee payment of the Obligations.

                  6.5 Limitation on Fundamental Changes. (a) Enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except that any Subsidiary may be merged or consolidated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) with or into any one or more Wholly Owned Subsidiaries (including any entity that, after giving effect to such merger or consolidation, is a Wholly Owned Subsidiary) (provided that if any Subsidiary which is a party to any such merger or consolidation is a Subsidiary Guarantor, then the continuing or surviving corporation must be a Subsidiary Guarantor); or

                  (b) convey, sell, lease, transfer or otherwise dispose of any assets in a transaction or series of related transactions, except that:

                         (i) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

                        (ii) the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of inventory in the ordinary course of business;

                       (iii) the Borrower or any Subsidiary may sell, transfer or otherwise dispose of Cash Equivalents in exchange for a comparable amount of cash and/or Cash Equivalents;

                       (iv) the sale of assets set forth on Schedule 6.5;

                       (v) the Borrower or any Subsidiary may sell or otherwise dispose of obsolete or worn out property in the ordinary course of business having an aggregate value not to exceed $5,000,000 for all such transactions; and

                       (vi) any transaction permitted by subsection 6.7.

Notwithstanding the foregoing, the Borrower may transfer assets to Subsidiary Guarantors and may transfer the Service Provider Agreements to Foreign Subsidiaries.

                  6.6 Limitation on Restricted Payments. Declare or make any distributions on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any Equity Interests of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or permit any Subsidiary to make any payment on account of, or purchase or otherwise acquire, any Equity Interests of the Borrower or any Subsidiary from any Person or pay any interest on the Borrower's subordinated obligations described in the definition of "Partner Guarantor Fee Agreement" (all of the foregoing shall collectively be referred to as "Restricted Payments"), except that, so long as, no Default or Event of Default (other than with respect to subclauses (b), (d), (e), (f) or (g)) below has occurred and is continuing or would result from the making of such Restricted Payment, the Borrower may make a Restricted Payment (a) if the sum of (i) such Restricted Payment plus (ii) the Restricted Payments made from the Closing Date through any date of determination, shall not exceed an amount equal to 50% of the aggregate Consolidated Net Income from July 1, 1997 through the end of the fiscal quarter immediately preceding such date of determination, (b) consisting of Qualified Equity Interests, (c) in respect of Preferred Equity Interests, (d) with respect to the repurchase of any shares of its Equity Interests or options to acquire its Equity Interests (or equity interests in a Partner) from Persons who were formerly officers or employees of the Borrower; provided however, that the aggregate amount of all such repurchases pursuant to this clause (d) shall not exceed the sum of $2,200,000 plus the aggregate cash proceeds received by the Borrower since the Closing Date from the sale of its Equity Interests in GTL (as defined below) or options to acquire GTL's Equity Interests to members, officers, managers and employees of the Borrower or any of its Subsidiaries, (e) so long as the Borrower is treated as a partnership for U.S. federal income tax purposes, with respect to distributions in respect of members' or partners' income tax liability with respect to the Borrower in an amount not to exceed the Tax Amount, (f) with respect to distributions to Globalstar Telecommunications Limited ("GTL") to pay GTL's ordinary and reasonable operating expenses related to its investment in the Borrower, (g) consisting of an exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, common Equity Interests of the Borrower, (h) contribute its investment in Globaltel Russia to any Subsidiary of the Borrower or Loral, (i) distributions described in Item 5 of Schedule 6.9 and (j) so long as the aggregate amount of all Restricted Payments made pursuant to this clause subsequent to the Closing Date shall not exceed $10,000,000. The value of any distributions made other than of cash and the value of any Investments made other than in cash shall be the value determined in good faith by the General Partners' Committee of the Borrower and evidenced by a resolution of such Committee.

                  For purposes of this subsection 6.6, "Tax Amount" means, with respect to any year, an amount not to exceed the sum of the ordinary income from trade or business activities and other items of income net of any loss or deduction reported by the Borrower for that year for United States federal income tax purposes multiplied by a percentage equal to the sum of (a) the highest applicable federal corporation income tax rate for that year (expressed as a percentage) plus (b) 8% multiplied by the excess of 100% over the highest applicable federal corporate income tax for that year (expressed as a percentage).

                  Any Restricted Payment made pursuant to clauses (b) through
(i) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made from the Closing Date.

                  6.7 Investments. Make, commit to make or maintain any Investment, except:

                  (a) Investments by the Borrower or Subsidiaries in Wholly Owned Subsidiary Guarantors and in the Borrower;

                  (b) Investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code), and notes receivable, arising or acquired in the ordinary course of business;

                  (c) Investments in Cash Equivalents;

                  (d) Excluded Employee Loans;

                  (e) the Borrower may transfer the Service Provider Agreements to the Foreign Subsidiaries;

                  (f) Investments in Foreign Subsidiaries; provided that the aggregate amount of all such Investments (whether cash or property, as valued at the time each such Investment is made) shall not exceed (net of any return representing return of capital of (but not return on) any such Investment) $30,000,000 at any time;

                  (g) Investments in Persons other than Subsidiaries made in connection with the Satellite Project; provided that the aggregate amount of all such Investments (whether cash or property, as valued at the time each such Investment is made) shall not exceed (net of any return representing return of capital of (but not return on) any such Investment) $15,000,000 at any time;

                  (h) Investments consisting of Hedge Agreements not entered into for speculative purposes; and

                  (i) Investments made as a result of the receipt of noncash consideration from a Disposition that was made pursuant to and in compliance with subsection 6.5.

                  6.8 Limitation on Optional Payments and Modifications of Subordinated Debt and Other Debt Instruments. (a) Make any optional payment or prepayment prior to scheduled maturity on or optional redemption or purchase prior to scheduled maturity of any Subordinated Debt or other Indebtedness (other than the Loans and the Additional Buildout Indebtedness), provided that this clause (a) shall not prohibit the Borrower from (i) consummating any such transactions if the sole consideration therefor is Qualified Equity Interests, or (ii) replacing the Existing Globalstar Credit Agreement with a Replacement Globalstar Facility, or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of, any Subordinated Debt or other Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), provided that this subsection shall not prohibit the refinancing of any vendor financing permitted under subsection 6.2(e).

                  6.9 Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate (other than a Wholly Owned Subsidiary) or enter into, assume or suffer to exist any employment or consulting contract with any such Affiliate, except any transaction or contract disclosed on Schedule 6.9 (including any modification or amendment to any such transaction or contract that, in the reasonable judgment of the Borrower, is no less favorable to the Borrower than such transaction or contract) and any transaction or contract which is upon terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person not an Affiliate (which, prior to the Release Date, shall be determined in the reasonable judgment of the Borrower), provided that this subsection shall not prohibit (a) the Partner Guarantor Fee Arrangement, (b) employee compensation arrangements entered into in the ordinary course of business and approved by the general partners' committee (or equivalent body) of the Borrower, (c) transactions solely between or among the Borrower and its Subsidiary Guarantors,
(d) Restricted Payments permitted under subsection 6.6, (e) Investments by an Affiliate or Related Person of the Borrower in the Qualified Equity Interests and Preferred Equity Interests of the Borrower or any Subsidiary Guarantor, and
(f) an Affiliate or Related Person of the Borrower acting as agent for the placement or acquisition of launch services or insurance on behalf of the Borrower or any Subsidiary Guarantors.

                  For purposes of this subsection 6.9, "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the outstanding common equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the Equity Interests of such Person) or (b) 10% or more of the combined voting power of the voting Equity Interests of such Person.

                  6.10 Partnership Documents. Amend or terminate, or permit the amendment or termination of, the Partnership Agreement or other organizational documents of the Borrower and its Subsidiaries in any material respect adverse to the Lenders.

                  6.11 Restrictions on Subsidiaries. Permit any Wholly Owned Subsidiary to enter into any agreement which prohibits or restricts the ability of such Subsidiary to (i) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in, or measured by, its profits, owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Borrower or any of its Wholly Owned Subsidiaries, except for such encumbrances or restrictions existing under or by reason of: (A) the terms of this Agreement and the terms of Additional Buildout Indebtedness provided that such terms are no more restrictive than those set forth in this Agreement, (B) the Existing Globalstar Credit Agreement or the Replacement Globalstar Facility, provided that the terms and conditions of any such prohibitions or restrictions in the Replacement Globalstar Facility are not more restrictive than those contained in the Existing Globalstar Credit Agreement,
(C) applicable law, (D) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (E) the terms of purchase money obligations for property acquired in the ordinary course of business, but only to the extent that such purchase money obligations restrict or prohibit the transfer of the property so acquired and (F) any encumbrance or restriction existing under any agreement which refinances or replaces the agreements for Additional Buildout Indebtedness described in clause (A); provided, that the terms and conditions of any such encumbrances or restrictions contained in any such agreement referred to in this clause (F) constitute no greater encumbrance or restriction on the ability of any Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets other than those under or pursuant to the agreement evidencing the Indebtedness or obligations refinanced.

                  6.12 Restrictive Agreements. Enter into or with any Person any agreement which directly impairs the ability of the Borrower or its Subsidiaries to perform any of their obligations under the Loan Documents.

                  6.13 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except for such transactions occurring after the Closing Date with respect to property having an aggregate value for all such transactions not in excess of $25,000,000.

                  6.14 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31 or such other date as the Borrower is required to use for U.S. federal income tax purposes.

                  6.15 Existing Globalstar Credit Agreement. Extend the maturity of the Existing Globalstar Credit Agreement unless the provisions thereof are amended to be consistent with the provisions described in this Agreement.


                  SECTION 7.  EVENTS OF DEFAULT

                  Upon the occurrence of any of the following events:

                  (a)      Prior to the Release Date:

                         (i) The Borrower shall fail to pay any principal of any Loans when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loans, or any fee or other amount payable hereunder, within five days after any such amount becomes due in accordance with the terms thereof or hereof; or

                        (ii) Any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                       (iii) The Borrower shall default in the observance or performance of any agreement contained in Section 6 or 7; or

                        (iv) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement, and such default shall continue unremedied for a period of 30 days; or

                         (v) The Borrower or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any Contingent Obligation in respect of Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created and (I) the aggregate principal amount of (x) all such Indebtedness equals or exceeds $10,000,000 or
         (y) all such Contingent Obligations equal or exceed $10,000,000 and
         (II) (a) the effect of such default is to cause such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable or (b) such Indebtedness is otherwise due or such Contingent Obligation is otherwise payable; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or

                        (vi) (A) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (A) above which (I) results in the entry of an order for relief or any such adjudication or appointment or (II) remains undismissed, undischarged or unbonded for a period of 60 days; or (C) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (D) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
         (A), (B), or (C) above; or (E) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (vii) (A) Any Guarantee (including any Partner Cash Collateral Agreement) shall cease, for any reason, to be in full force and effect (except for the Guarantee Release) or any Guarantor shall so assert or (B) the Lien created by any of the Loral Pledge Agreement, the Loral Corporation Pledge Agreement, any SatCom Cash Collateral Agreement, any Partner Cash Collateral Agreements or any other Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                         (viii) A Change in Control shall occur; or

                         (ix) A SatCom Event of Default under Section 14 of the SatCom Guarantee shall occur.

                  (b) From and After the Release Date (or, in the case of (b)(ii) below, from and after the Existing Globalstar Credit Facility Termination Date):

                         (i) Any of the events described in the preceding paragraph (a) shall have occurred other than (A) any of such events described in paragraph (a)(ii) relating to Loral or (B) an event described in paragraph (a)(vii) or (a)(ix); or

                         (ii) The Borrower or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any Contingent Obligation in respect of Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created and (I) the aggregate principal amount of (x) all such Indebtedness equals or exceeds $10,000,000 or
         (y) all such Contingent Obligations equal or exceed $10,000,000 and
         (II) the effect of such default is to cause, or permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or

                       (iii) (A) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (B) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (C) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (E) the Company or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Required Lenders, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole; or

                        (iv) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

                         (v) The Borrower or its Subsidiaries shall cease to hold or fail to obtain on any date required any material consent, license or authorization required for the continued operation of their business or for the construction, completion and operation of the Satellite Project; or

                        (vi) (A) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (B) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or (C) on and after the Release Date the representation and warranty contained in subsection
         3.19 shall not be true.

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (a)(vi) above, both prior to and after the Release Date, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken, without prejudice to the rights of any Lender to enforce its claims against the Borrower: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                  SECTION 8.  THE ADMINISTRATIVE AGENT

                  8.1 Appointment. Each Lender hereby irrevocably designates and appoints Bank of America as the Administrative Agent of such Lender under this Agreement and the other Loan Documents and as the Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Bank of America, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, neither the Administrative Agent nor the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or the Collateral Agent, as the case may be. All references to the Administrative Agent in this
Section 8 (other than subsection 8.1) shall be deemed to include the Collateral Agent.

                  8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by any of them with reasonable care.

                  8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement and the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or in the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforce ability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Loan Document, or to inspect the properties, books or records of any Loan Party.

                  8.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Majority Lenders or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

                  8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  8.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Loan Party, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and/or decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and/or other condition and creditworthiness of each Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the

Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness any Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                  8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement and the other Loan Documents, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. If any such amount with respect to which the Lenders have indemnified the Administrative Agent is recovered from the Borrower, the Administrative Agent shall return the amount so recovered to the Lenders which so indemnified the Administrative Agent, but without interest, unless the Borrower has paid interest. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

                  8.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Loan Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                  8.9 Successor Administrative Agent. The Administrative Agent may resign as such upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under paragraph (a)(i) or (a)(vi) of Section 7 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and any references to the Administrative Agent herein or any other Loan Document shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as such, the provisions of this subsection 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

                  SECTION 9.  MISCELLANEOUS

                  9.1 Amendments and Waivers. None of this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 9.1. With the written consent of the Majority Lenders, the Administrative Agent, on behalf of the Lenders, and the applicable Loan Party may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement and the other Loan Documents or changing in any manner the rights of the Lenders or of the applicable Loan Party hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the scheduled maturity of any Loan, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Lender hereunder, or reduce the principal amount of any Loan, or increase the amount or extend the expiry date of any Lender's Commitment, in each case without the written consent of each Lender affected thereby and in the case of any extension of the final maturity date of any Loan, the written extension of the time of payment of interest on any Loan in an aggregate amount exceeding $15,000,000 for more than six months or the extension of the commitment period of any Loan, without the written consent of SatCom or
(b) amend, modify or waive any provision of subsection 2.16 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby or (c) change the order of application of prepayments in subsection 2.10(c) without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby or (d) approve a financial institution as an issuer of an Acceptable Letter of Credit without the written consent of the Required Lenders or (e) amend, modify or waive any provision of this subsection 9.1, or reduce the percentage specified in the definitions of Required Lenders or Majority Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under the Loan Documents, or release amounts in the Eurodollar Cash Collateral Account other than in accordance with subsection 2.10, in each case without the written consent of all the Lenders, or amend, modify or waive any provision of this subsection 9.1 that requires the consent of Loral without the written consent of Loral or (f) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent or (g) amend the definition of Release Date, release the SatCom Guarantee, the Subsidiary Guarantee, any Letter of Credit (except on the Release Date and, with respect to any Letter of Credit only, except if such Letter of Credit is being replaced by an Acceptable Letter of Credit in an equal stated amount) or all or substantially all of the Collateral, in each case without the written consent of all of the Lenders and Loral or (h) amend subsection 2.5 without the written consent of SatCom. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                  9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:                      Globalstar, L.P.
                                   3200 Zanker Boulevard
                                   Building #260
                                   San Jose, California 95134
                                   Attention:  Vice President-Finance

         with a copy to:           Loral Space & Communications Ltd.
                                   c/o Loral SpaceCom Corporation
                                   600 Third Avenue
                                   New York, New York 10016
                                   Attention:  General Counsel
                                   Attention:  Treasurer
                                   Telecopy: (212) 338-5350
                                             (212) 867-5248

The Administrative Agent:          For payments:

                                   Bank of America, National Association
                                   Agency Administrative Services #5596
                                   1850 Gateway Boulevard, 5th Floor
                                   Concord, California  94520
                                   Attention:        Josephine P. Flores
                                                     Assistant Vice President
                                   Telecopy: (925) 675-8500

                                            For all other notices (including
                                            with respect to amendments and
                                            waivers):

                                            Bank of America, National
                                            Association
                                            Agency Management #10831
                                            1455 Market Street, 12th Floor
                                            San Francisco, California  94103
                                            Attention:        Dietmar Schiel
                                                              Vice President
                                            Telecopy:         (415) 436-3425

; provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 2.5, 2.9, 2.10 and 2.11 shall not be effective until received.

                  9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents.

                  9.5 Payment of Expenses and Taxes. The Borrower agrees (1) to pay all fees and expenses of the Arranger and the Administrative Agent as set forth in the separate letter agreement dated April 6, 1999 with the Borrower,
(2) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (c) to pay or reimburse each Lender and the Administrative Agent for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, fees and disbursements of counsel to the Administrative Agent and to the several Lenders (including, without limitation, the allocated costs of in-house counsel), (d) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (e) to pay or reimburse the Administrative Agent for all its reasonable costs, expenses and charges in connection with the opening and administration of the Partner Collateral Accounts, and (f) to pay, indemnify, and hold each Lender, the Arranger and the Administrative Agent (and their respective directors, officers, employees and agents) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the execution, delivery, enforcement, performance, syndication and administration of this Agreement, the other Loan Documents and any such other documents and the use or proposed use of proceeds of the Loans (all the foregoing, collectively, the "indemnified liabilities"); provided, that the Borrower shall have no obligation hereunder to the Administrative Agent, the Arranger or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, the Arranger or any such Lender, as the case may be. The agreements in this subsection 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

                  9.6 Successors and Assigns; Participations; Purchasing Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender. Subsections 2.5 and clauses
(a), (e), (g) and (h) of subsection 9.1 shall inure to the benefit of and be enforceable by Loral to the extent provided therein.

                  (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, the Commitment of such Lender or any other interest of such Lender hereunder; provided, that if the Participant is not an Affiliate of such Lender or another Lender, such Lender shall obtain the prior consent of the Borrower and the Administrative Agent to such sale of participating interests (which consent shall not be unreasonably withheld or delayed); and provided further, that such Lender shall reserve solely unto itself, and shall not grant to any Participant, any part or all of its right to agree to the amendment, modification or waiver of any of the terms of this Agreement, its Note, any other Loan Document or any document related thereto, except to the extent that such amendment, modification or waiver would reduce the principal of, or interest on, the Loans or any fees payable hereunder, in each case to the extent subject to such participation, or postpone the date of the final maturity of, or any date fixed for any payment of interest on, the Loans, in each case to the extent subject to such participation. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the Borrower, and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in subsection 9.7. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.18, 2.19, 2.20 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, and (if the Purchasing Lender is not an Affiliate of such Lender, an existing Lender or a Related Fund of any Lender) with the prior consent of the Borrower and the Administrative Agent (which shall not be unreasonably withheld or delayed), at any time sell to one or more bank, financial institutions or other entities ("Purchasing Lenders") all or any part of its rights and obligations under this Agreement and the Notes, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that (i) if the Purchasing Lender is not an Affiliate of such Lender, an existing Lender or a Related Fund of any Lender, any sale of Loans shall be in an amount equal to at least $1,000,000 (pro rated downward ratably in connection with permanent reductions of the aggregate Commitments) and (ii) after giving effect thereto, such Lender shall have Commitments and Loans aggregating at least $1,000,000 (pro rated downward ratably in connection with permanent reductions of the aggregate Commitments) unless all of such Lender's Commitments and Loans are sold. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. If requested by the Purchasing Lender and/or the transferor Lender, on or prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, if the transferor Lender has retained a Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to the

Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked "cancelled". Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required for any assignment which occurs at any time when any of the events described in paragraph (a)(vi) of Section 7 shall have occurred and be continuing.

                  (d) The Administrative Agent shall maintain at its address referred to in subsection 8.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. Any assignment of a Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Lender and a Purchasing Lender together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Administrative Agent, the Lenders and the Borrower.

                  (f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Loan Parties and their affiliates which has been delivered to such Lender by or on behalf of any such Loan Party pursuant to this Agreement or the other Loan Documents or which has been delivered to such Lender by or on behalf of any Loan Party in connection with such Lender's credit evaluation of the Borrower and its affiliates prior to becoming a party to this Agreement; provided, that such Transferee or prospective Transferee agrees in writing to be bound by the confidentiality provisions set forth in subsection 9.14 hereof.

                  (g) Nothing herein shall prohibit any Lender from pledging or assigning any Loan, either directly or through the principal banking subsidiary of the bank holding company which owns such Lender, to any Federal Reserve Lender in accordance with applicable law.

                  9.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall receive any payment of all or part of its Loans or interest thereon, or receive any collateral in respect of its Loans (in each case whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (a)(vi) of
Section 7, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Loans or interest thereon, or Loans or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender (and its Affiliates, to the extent permitted by law) shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender (or any such Affiliate) to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

                  9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

                  9.10 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  9.11 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Documents, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 9.2 or at such other address of which the Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                  9.12 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES AND FOR ANY COUNTERCLAIM THEREIN.

                  9.13 Integration. This Agreement represents the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  9.14 Confidentiality. The Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement or any other Loan Document which has been identified as such by a Loan Party in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure reasonably required by a bona fide prospective Purchasing Lender or Participant in connection with the contemplated transfer of any Note or participation therein (subject to such prospective Purchasing Lender's or Participant's compliance with subsection 9.6(f) hereof) or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                                        GLOBALSTAR, L.P.

                                        By:      LORAL/QUALCOMM SATELLITE
                                                  SERVICES L.P., as Managing
                                                  General Partner

                                        By:      LORAL/QUALCOMM PARTNERSHIP,
                                                  L.P., as General Partner

                                        By:      LORAL GENERAL PARTNER, INC.,
                                                  as General Partner


                                        By:   /s/ Eric J. Zahler

                                               Name: Eric J. Zahler
                                               Title: Senior Vice President


                                        BANK OF AMERICA, NATIONAL
                                        ASSOCIATION, as Administrative Agent


                                        By:   /s/ Liliana Claar

                                               Name: Liliana Claar
                                               Title: Vice President


                                        BANK OF AMERICA, NATIONAL
                                        ASSOCIATION, as a Lender


                                        By:   /s/ Steve A. Aronowitz

                                               Name: Steve A. Aronowitz
                                               Title: Managing Director

                                        CHANG HWA COMMERCIAL BANK, LTD.,
                                        NEW YORK BRANCH, as a Lender


                                        By:   /s/ Wan-Tu Yeh

                                               Name: Wan-Tu Yeh
                                               Title: VP & General Manager

                                        CREDIT LYONNAIS NEW YORK
                                        BRANCH, as a Lender


                                        By:   /s/ Mark A. Campellone

                                               Name: Mark A. Campellone
                                               Title: First Vice President

                                        SOCIETE GENERALE S.A., as a Lender


                                        By:   /s/ Veronique Gratsot

                                               Name: Veronique Gratsot
                                               Title: Associate

                                        SYNDICATED LOAN FUNDING TRUST,
                                        as a Lender

                                        By:  Lehman Commercial Paper Inc.,
                                             Not in its individual capacity but
                                                solely as Asset Manager


                                        By:   /s/ Michele Swanson

                                               Name: Michele Swanson
                                               Title: Authorized Signatory

                                                                         Annex A


                                         PRICING GRID FOR REVOLVING LOANS
                                       AND DELAYED DRAW TRANCHE A TERM LOANS


==========================================================================================================================
                                                  APPLICABLE MARGIN         APPLICABLE MARGIN           COMMITMENT
    LEVEL             BANK LOAN RATING           FOR EURODOLLAR LOANS         FOR ABR LOANS                 FEE
--------------------------------------------------------------------------------------------------------------------------
      1             Baa3/BBB- or higher                 2.50%                     1.50%                    .50%
--------------------------------------------------------------------------------------------------------------------------
      2                   Bad/BB+                       2.75%                     1.75%                    .50%
--------------------------------------------------------------------------------------------------------------------------
      3                    Ba2/BB                       3.00%                     2.00%                    1.00%
--------------------------------------------------------------------------------------------------------------------------
      4                   Ba3/BB-                       3.25%                     2.25%                    1.25%
--------------------------------------------------------------------------------------------------------------------------
      5                B1/B+ or lower                   3.75%                     2.75%                    1.50%
==========================================================================================================================

For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a Bank Loan Rating (other than by reason of the circumstances referred to in the last sentence hereof), then such rating agency shall be deemed to have established a Bank Loan Rating in Category 5; (ii) if the Bank Loan Ratings established or deemed to have been established by Moody's and S&P shall fall within different Levels, the Applicable Margin shall be based on the higher of the two Bank Loan Ratings unless one of the two Bank Loan Ratings is two or more Levels lower than the other, in which case the Applicable Margin shall be determined by reference to the Level next below that of the higher of the two Bank Loan Ratings; and (iii) if the Bank Loan Ratings established or deemed to have been established by Moody's and S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Eurodollar Margin and ABR Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating bank loans, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.